Exhibit 10.28

FORM OF

TDS INVESTOR (CAYMAN) L.P.

SIXTH AMENDED AND RESTATED

AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP

Dated as of December 19, 2007

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TDS INVESTOR (CAYMAN) L.P.

This SIXTH AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP, dated as of December 19, 2007 (the “Agreement”), is being entered into by and among TDS Investor (Cayman) GP Ltd., a Cayman Islands exempted company limited by shares, as General Partner, and the Limited Partners listed on the signature pages hereto as “Limited Partners” or “Management Limited Partners” and such other Persons as shall hereinafter become Partners as hereinafter provided.

Preliminary Statement

(a)           The General Partner and those Limited Partners who were Limited Partners prior to October 13, 2006 (the “Initial Limited Partners”) funded the Partnership with a combination of equity contributions, which funds were used to complete the transactions (the “Transactions”) contemplated by the purchase agreement by and among Cendant Corporation, Travelport Inc. and TDS Investor LLC, dated as of June 30, 2006, as amended (the “Purchase Agreement”);

(b)           This Agreement was previously amended and restated as of October 13, 2006 in connection with the investment by certain employees of Subsidiaries of the Partnership (the “Initial Management Limited Partners”) who funded the Partnership with additional equity contributions and/or provision of services to the Partnership and its Subsidiaries, as further described in the applicable Management Equity Award Agreements (the “Management Equity Award Agreements”) between the Partnership and the applicable Initial Management Limited Partner dated as of October 13, 2006;

(c)           In connection with the execution of the merger agreement by and among Travelport, Inc., Warpspeed Sub Inc., Worldspan Technologies Inc., Citigroup Venture Capital Equity Partners, L.P. and Ontario Teachers Pension Plan Board dated as of December 7, 2006, as amended (the “Merger Agreement”), OEP TP, Ltd. invested $125 million in Class A-1 Interests and, pursuant to that certain Joiner and Investment Agreement, dated as of December 7, 2006 (the “Joinder Agreement”), as of such time, became a Limited Partner of the Partnership; and

(d)           Pursuant to the Joinder Agreement, the General Partner and the Sponsor Groups further amended and restated the agreement of exempted limited partnership dated as of October 13, 2006 (the “October Agreement”), which amendments did not require the approval or consent of any other Limited Partner under the October Agreement.

(e)           The General Partner and the Sponsor Groups further amended and restated the agreement of exempted limited partnership dated as of March 26, 2007 (the “March Agreement”), which amendments did not require the approval or consent of any other Limited Partner under the March Agreement.

(f)            The General Partner and the Sponsor Groups further amended and restated the agreement of exempted limited partnership dated as of November 6, 2007 (the “November Agreement”), which amendments did not require the approval or consent of any other Limited Partner under the November Agreement, in connection with the investment by certain employees of Subsidiaries of the Partnership (the “2007 Management Limited Partners”) who funded the

Partnership with additional provision of services to the Partnership and its Subsidiaries, as further described in the applicable Management Equity Award Agreements between the Partnership and the applicable 2007 Management Limited Partner dated as of August 21, 2007.

(g)           The General Partner and the Sponsor Groups desire to further amend and restate the agreement of exempted limited partnership dated as of November 6, 2007 (the “Existing Agreement”), [which amendments do not require the approval or consent of any Limited Partner under the Existing Agreement], in connection with the conversion of certain Management Interests in connection with the amendment of the Management Equity Award Agreements.

Agreement

In consideration of the mutual promises and agreements made in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.   Definitions.  Capitalized terms used in the Agreement (including Exhibits and Schedules hereto) but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A.

Section 1.2.   Construction.  Unless the context requires otherwise: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited, and (e) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein.

ARTICLE II

GENERAL PROVISIONS

Section 2.1.   Formation.  The Partnership has been registered as an exempted limited partnership pursuant to the provisions of the Partnership Act on July 14, 2006.  The General Partner and each of the Limited Partners shall be deemed to have notice of, and be bound by, the terms and conditions set forth in this Agreement.  Except as expressly provided herein and to the extent permitted by the Partnership Act, the rights and obligations of the General Partner and each of the Limited Partners and the administration and termination of the

Partnership shall be governed by the Partnership Act.  The General Partner or any Person designated by the General Partner is hereby designated as an authorized person to execute, deliver and file any amendments to the Section 9 Notice of Registration of the Partnership and/or restatements thereof and any other certificates, notices and any amendments and/or restatements thereof necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

Section 2.2.   Name.  The Partnership shall conduct its activities under the name of TDS Investor (Cayman) L.P.  The General Partner shall have the power at any time to change the name of the Partnership; provided that the name shall always contain the words “Limited Partnership” or the letters “L.P.”  Prompt notice of any such change shall be given to each Partner and filed with the Registrar pursuant to the Partnership Act.

Section 2.3.   Term.  The term of the Partnership commenced on the date of filing of the requisite notice to form the Partnership in accordance with the Partnership Act and shall continue until dissolved, wound up and terminated in accordance with Article XIV.

Section 2.4.   Purpose; Powers.  The purpose of the Partnership shall be to engage in any business or activity that is permitted by the Partnership Act and all other applicable Laws.

Section 2.5.   Place of Business.  The Partnership shall maintain a registered office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, unless a different registered office is designated by the General Partner.  The principal office of the Partnership shall be at such place outside of the Cayman Islands as the General Partner may designate.  The Partnership may have such other offices as the General Partner may designate.

Section 2.6.   Foreign Qualification.  Prior to the Partnership’s conducting business in any jurisdiction other than the Cayman Islands, the General Partner shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign company in that jurisdiction if such qualification is required.  At the request of the General Partner, each Limited Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Partnership as a foreign company in all such jurisdictions in which the Partnership may conduct business, provided that no Limited Partner shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

Section 2.7.   Title to Assets.  Title to the Partnership’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be held by the General Partner or in trust for the Partnership pursuant to the terms of this Agreement.

Section 2.8.   Fiscal Year.  The Fiscal year of the Partnership shall be the calendar year.

ARTICLE III

ADMISSION OF PARTNERS

Section 3.1.   Partnership Interests.

(a)           Classes. The Interests in the Partnership shall be the “General Partner Interest” issued to the General Partner and two classes of limited partnership Interests issuable to, and owned by, the Limited Partners, referred to herein as the “Class A-1 Interests” and the “Class A-2 Interests”. The Class A-1 Interests and the Class A-2 Interests shall be referred to herein as the “Class A Interests”. The Class A-2 Interests shall be referred to herein as the “Management Interests”. Interests in the Partnership shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the date hereof.

(b)           Interest Certificates. Ownership of Interests may be evidenced by certificates, but shall be exclusively determined by entry in the Register of Partners. Each Interest certificate and the Register of Partners shall bear a legend on the face thereof in the following form:

“TRANSFER IS SUBJECT TO RESTRICTIVE LEGENDS ON BACK.”

and shall bear a legend on the reverse side thereof substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE GENERAL PARTNER SHALL HAVE BEEN DELIVERED TO THE PARTNERSHIP TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN (X) THE AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP OF TDS INVESTOR (CAYMAN) L.P. (THE “PARTNERSHIP AGREEMENT”), (Y) THE SHAREHOLDERS’ AGREEMENT OF TDS INVESTOR (CAYMAN) GP LTD. AND (Z) THE OTHER TRANSACTION DOCUMENTS DESCRIBED IN THE PARTNERSHIP AGREEMENT, IN EACH SUCH CASE, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(c)           Conformed copies of this Agreement shall be kept with the records of the Partnership by the General Partner at its principal executive offices. In addition to the legend required by Section 3.1(b) above, each Partner agrees that the Register of Partners and each Interest certificate heretofore or hereafter issued by the Partnership shall also bear such other legends as may be required by Law or the General Partner. Any such legend shall be removed by the General Partner upon the request (which shall include customary representations and opinions of counsel if reasonably requested by the General Partner) of a Partner when such legend is no longer applicable.

(d)           Schedule A. The General Partner shall update Schedule A as required by the Partnership Act and ensure that it accurately reflects the information to be provided for therein. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

Section 3.2.   Dispositions of Partnership Interests. No Limited Partner, nor any spouse of a Limited Partner, Personal Representative of a Limited Partner or legal representative or agent of a Limited Partner, may Dispose of all or any portion of such Limited Partner’s Interest, except in compliance with Article IV. Each of the Limited Partners agrees that the restrictions contained in this Agreement are fair and reasonable and in the best interest of the Partnership and the Partners.

Section 3.3.   Admission of Additional Limited Partners. Any Person that acquires Interests pursuant to a Disposition of Interests to such Person by a Limited Partner in accordance with Article IV and the other provisions of this Agreement or pursuant to an issuance to such Person by the Partnership in accordance with this Agreement shall automatically be admitted as a Limited Partner without further action by the Partnership or the General Partner upon signing an Addendum Agreement in the form attached hereto as Exhibit C (an “Addendum Agreement”), which, in the case of OEP, was satisfied with the execution of the Joinder Agreement. No other Person that acquires an Interest shall be admitted to the Partnership as an additional limited partner of the Partnership in connection with a Disposition or an issuance by the Partnership, without the consent of the General Partner.

Section 3.4.   Information.

(a)           No Limited Partner shall be entitled to obtain any information relating to the Partnership except as expressly provided in this Agreement or in another written agreement between the Partnership and a Limited Partner giving such Limited Partner rights to receive information from the Partnership or to the extent required by the Partnership Act; and to the extent a Limited Partner is so entitled to such information, such Limited Partner shall be subject to the provisions of Section 3.4(b). The General Partner shall have access to all information regarding the Partnership subject to the provisions of Section 3.4(b).

(b)           Subject to Section 10.3, each Partner agrees that all Confidential Information shall be kept confidential by such Partner and shall not be disclosed by such Partner in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed by a Partner to its managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors of such Partner)

and each Partner that is a limited partnership may disclose such Confidential Information to any former partners who retained an economic interest in such Partner, and to any current or prospective partner, limited partner, general partner or management company of such Partner (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (collectively, for purposes of this Section 3.4(b), “Representatives”), each of which Representatives shall be bound by the provisions of this Section 3.4(b), (ii) any disclosure of Confidential Information may be made by a Partner or its Representatives to the extent the Partnership consents in writing, and (iii) Confidential Information may be disclosed by any Partner or Representative to the extent that the Partner or its Representative has received advice from its counsel that it is legally compelled to do so, provided that, prior to making such disclosure, the Partner or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the General Partner regarding such disclosure and, if reasonably requested by the General Partner, assisting the Partnership, at the Partnership’s expense, in seeking a protective order to prevent the requested disclosure, and provided further that the Partner or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required.

Section 3.5.   Cessation of Partnership Interest. A Partner shall automatically cease to be a Partner upon Disposition of all of such Partner’s Interests in accordance with this Agreement and the removal of such Partner’s name from the Register of Partners. Immediately upon any such Disposition, the General Partner shall cause such Partner’s name to be removed from the Register of Partners.

Section 3.6.   Spouses of Partners. Spouses of the Partners that are natural persons do not become Partners as a result of such marital relationship. Each spouse of a Partner shall be required to execute a Spousal Agreement in the form of Exhibit B to evidence their agreement and consent to be bound by the terms and conditions of this Agreement as to their interest, whether as community property or otherwise, if any, in the Interests owned by such Partner.

ARTICLE IV

RESTRICTIONS ON DISPOSITIONS OF INTERESTS

Section 4.1.   Restrictions On Dispositions.

(a)           Anything in this Agreement to the contrary notwithstanding, no issuance or Disposition of Interests otherwise permitted or required by this Agreement shall be made unless such issuance or Disposition is in compliance with U.S. and other federal and state securities laws, including the Securities Act and the rules and regulations thereunder, and the Partnership Act.

(b)           Anything in this Agreement to the contrary notwithstanding, unless otherwise agreed to in writing by the General Partner, no Disposition of Interests otherwise permitted or required by this Agreement shall be effective unless and until any transferee who is not already a party to this Agreement (and such transferee’s spouse, if applicable) shall execute and deliver to the Partnership an Addendum Agreement in which such transferee (and such transferee’s spouse, if applicable) agrees to be bound by this Agreement and to observe and comply with this Agreement and with all obligations and restrictions imposed on the Partners hereby and thereby. Any Person who is not already a party to this Agreement and acquires Interests in accordance with the provisions of this Agreement shall be required to become a party to this Agreement by executing (together with such Person’s spouse, if applicable) an Addendum Agreement.

(c)           Dispositions of Interests may only be made in strict compliance with all applicable terms of this Agreement, and any purported Disposition of Interests that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Partnership shall not recognize or be bound by any such purported Disposition and shall not effect any such purported Disposition on the transfer books of the Partnership or Capital Accounts of the Partners. The parties hereto agree that the restrictions contained in this Article IV are fair and reasonable and in the best interests of the Partnership and its Partners.

(d)           All newly issued Interests shall only be issued to Persons who are or become party to this Agreement by execution of an Addendum Agreement.

(e)           Dispositions made in accordance with this Agreement shall be effected by such documents and instruments as are necessary to comply with the Partnership Act and other applicable Cayman Islands Law, including the Addendum Agreement or such other form of instrument of transfer approved by the General Partner.

(f)            Each of the Class A-1 Limited Partners agrees that any Disposition of Class A-1 Interests pursuant to the terms of this Agreement shall be accompanied by a proportionate Disposition of such Class A-1 Limited Partner’s shares in the General Partner pursuant to Section 4.3 of the Shareholders’ Agreement. Any such Disposition of Class A-1 Interests which is not accompanied by a Disposition of a proportionate amount of such Class A-1 Limited Partner’s shares in the General Partner shall be null and void.

(g)           Any issuance of Class A-1 Interests to a Class A-1 Limited Partner or to any other Person pursuant to the terms of this Agreement shall be accompanied by an issuance to such Person of a proportionate amount of shares in the General Partner pursuant to Section 5.2 of the Shareholders’ Agreement, and such Class A-1 Limited Partner shall be required to pay the subscription amount to the General Partner required in connection therewith; provided, that this requirement shall not apply to OEP, which shall coordinate with the General Partner to subscribe for shares of the General Partner and enter into the Shareholders Agreement as soon as practicable after the date hereof. Except with respect to OEP’s investment in Class A-1 Interests in connection with the execution of the Joinder Agreement, any issuance of Class A-1 Interests which is not accompanied by an issuance of a proportionate amount of shares in the General Partner to such Person shall be null and void.

Section 4.2.   Class A-1 Permitted Dispositions.

(a)           Subject to the provisions of Section 4.1, Class A-1 Interests may only be Disposed (i) to a Person who is a Permitted Transferee with respect to the transferring Partner

(and each such Permitted Transferee may in turn make any such Disposition to another Person who is a Permitted Transferee with respect to the initial transferring Partner upon the same terms and conditions), (ii) following the third anniversary of the date of this Agreement, (iii) prior to the third anniversary of the date of this Agreement with the consent of the General Partner, (iv) by one Sponsor Group to another Sponsor Group, or (iv) pursuant to a Limited Partner’s rights as a Class A-1 Tag Offeree under Section 4.3 or in connection with a drag-along sale pursuant to and in accordance with Section 4.4.

(b)           Any transfer made pursuant to clauses (i) and (iv) of Section 4.2(a) above shall not be subject to the terms of Section 4.3 below.

(c)           The provisions of this Section 4.2 shall terminate upon a Qualified Public Offering.

Section 4.3.   Class A-1 Tag-Along Rights.

(a)           No Blackstone Partner shall sell or otherwise effect the Disposition of any Class A-1 Interests (in one or a series of transactions) to a third party (excluding for such purpose Dispositions in connection with a Qualified Public Offering) unless the terms and conditions of such Disposition include an offer, on the same terms as the offer to the selling Partner (the “Class A-1 Selling Partner”), to each of the other Class A-1 Limited Partners (collectively, the “Class A-1 Tag Offerees”), to include at the option of each Class A-1 Tag Offeree, in the sale or other Disposition to the third party, a number of Class A-1 Interests owned by each Class A-1 Tag Offeree determined in accordance with this Section 4.3.

(b)           The Class A-1 Selling Partner shall cause the third party offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Class A-1 Interests from the Class A-1 Tag Offerees as required by this Section 4.3 and a time and place designated for the closing of such purchase, which time shall not be less than 10 days after delivery of such notice) and shall send written notice of such third party offer (the “Class A-1 Inclusion Notice”) to each of the Class A-1 Tag Offerees and the General Partner in the manner specified herein.

(c)           Each Class A-1 Tag Offeree shall have the right (an “Class A-1 Inclusion Right”), exercisable by delivery of notice to the Class A-1 Selling Partner at any time within ten Business Days after receipt of the Class A-1 Inclusion Notice, to sell pursuant to such third party offer, and upon the terms and conditions set forth in the Class A-1 Inclusion Notice, that number of Class A-1 Interests requested to be included by such Class A-1 Tag Offeree; provided, however, that if the proposed third party transferee is unwilling to purchase all of the Class A-1 Interests requested to be sold by all exercising Class A-1 Tag Offerees, then each Class A-1 Tag Offeree shall have the right to sell pursuant to such third party offer, and upon the terms and conditions set forth in the Class A-1 Inclusion Notice, a number of such Class A-1 Tag Offeree’s Class A-1 Interests equal to the product of (x) such Class A-1 Tag Offeree’s Class A-1 Interests multiplied by (y) the percentage of Class A-1 Interests that the Class A-1 Selling Partner is proposing to sell relative to the total number of Class A-1 Interests held by such Class A-1 Selling Partner and its Affiliates. If any Class A-1 Tag Offeree has exercised its Class A-1 Inclusion Rights and the proposed third party transferee is unwilling to purchase all of the Class

A-1 Interests proposed to be transferred by all exercising Class A-1 Tag Offerees (determined in accordance with the first sentence of this Section 4.3(c)), then the Class A-1 Selling Partner and each exercising Class A-1 Tag Offeree shall reduce, on a pro rata basis based on their respective Percentage Interests of the Class A-1 Interests, the amount of such Class A-1 Interests that each otherwise would have sold so as to permit the Class A-1 Selling Partner and each exercising Class A-1 Tag Offeree to sell the amount of Class A-1 Interests (determined in accordance with such reduced Percentage Interests), that the proposed third party transferee is willing to purchase.

(d)           The Class A-1 Tag Offerees and the Class A-1 Selling Partner shall sell to the proposed third party transferee the Class A-1 Interests proposed to be transferred by them in accordance with this Section 4.3, at the time and place provided for the closing in the Class A-1 Inclusion Notice, or at such other time and place as the Class A-1 Tag Offerees, the Class A-1 Selling Partner, and the proposed third party transferee shall agree.

(e)           The provisions of this Section 4.3 shall terminate upon a Qualified Public Offering.

Section 4.4.   Class A-1 Drag-Along Rights.

(a)           If a Class A-1 Limited Partner (the “Class A-1 Drag Partner”) receives an offer from a Person or group of Persons that is not a Permitted Transferee or Affiliate of the Blackstone Group or the Partnership to purchase a number of Interests (the “Class A-1 Drag Interests”) that is not less than a majority of the outstanding Class A-1 Interests (calculated as a single class) and such offer is accepted by Partners holding a majority of the outstanding Class A-1 Interests, then the Class A-1 Drag Partner may require each Class A-1 Limited Partner to sell to the applicable buyer(s) a number of Class A-1 Interests that is equal to the product of (i) the number of Class A-1 Interests owned by such Limited Partner and (ii) a fraction (expressed as a percentage), the numerator of which is the number of Class A-1 Drag Interests and the denominator of which is the total number of outstanding Class A-1 Interests (such percentage, the “Class A-1 Relevant Percentage”, and any such transaction, an “Approved Class A-1 Sale”). In any such Approved Class A-1 Sale, all selling Class A-1 Limited Partners must receive the same benefits (including the same consideration per Interest) and bear the same burdens as the Class A-1 Drag Partner, subject to Section 4.4(c). To the extent any such transaction shall be structured as (I) a merger, conversion, Interest exchange, consolidation, transfer by way of continuation of the Partnership, or a sale of all or substantially all of the assets of the Partnership, each Class A-1 Limited Partner entitled to vote thereon shall vote in favor of such Approved Class A-1 Sale and shall waive any appraisal rights or similar rights in connection with such merger, conversion, exchange, consolidation or transfer by way of continuation or asset sale, or (II) a sale of Class A-1 Interests, the Class A-1 Limited Partners shall agree to sell all of their Interests which are the subject of the Approved Class A-1 Sale, on the terms and conditions of such Approved Class A-1 Sale.

(b)           In order to exercise the rights contemplated by this Section 4.4, the Class A-1 Drag Partner must give written notice to each other Class A-1 Limited Partner as soon as practicable, but in no event later than the earlier of (i) fifteen Business Days following the execution of the relevant agreement and (ii) twenty Business Days prior to the anticipated closing date of the Approved Class A-1 Sale. Such notice must set forth the name of the proposed buyer(s), the proposed amount and form of consideration and the other terms and conditions of the offer, including a copy of the relevant agreement.

(c)           Notwithstanding anything herein to the contrary, no Class A-1 Limited Partner shall be required to take any actions under this Section 4.4 in connection with an Approved Class A-1 Sale, unless (i) such Class A-1 Limited Partner is not responsible or otherwise liable for more than the lesser of (x) its pro rata share (based upon the actual amount of consideration received) of any holdback, escrow or indemnification obligation (other than indemnities in respect to representations and warranties regarding such Class A-1 Limited Partner’s title to its Class A-1 Interests, due execution and due authorization), and (y) an amount equal to the actual consideration received by such Class A-1 Limited Partner in such Approved Class A-1 Sale; and (ii) if any Class A-1 Limited Partner is given an option as to the form of consideration to be received, all other such Class A-1 Limited Partners shall be given the same option.

(d)           The provisions of this Section 4.4 shall terminate upon a Qualified Public Offering.

Section 4.5.   Conversion to IPO Corporation.

(a)           In connection with any proposed Qualified Public Offering approved in accordance with this Agreement, the General Partner, at its election, may amend this Agreement to provide for a share capital, convert in accordance with Cayman Islands Law to a company limited by shares or other capital structure as the General Partner may determine, form a subsidiary holding company and distribute its shares to the Partners, move the Partnership or any successor to another jurisdiction to facilitate any of the foregoing, or take such other steps as it deems necessary to create a suitable vehicle for an offering, in each such case in accordance with the Partnership Act and applicable Law (the resulting entity, the “IPO Corporation”), and in each case for the express purpose of an initial offering of the securities of such IPO Corporation for sale to the public in a registered public offering pursuant to the Securities Act that is a Qualified Public Offering (an “IPO Conversion”). In connection therewith each Class A-1 Limited Partner agrees to cooperate with the other Class A-1 Limited Partners in good faith in order to effectuate the IPO Conversion and ensure that each Class A-1 Limited Partner receives shares (or other equity securities) and other rights in connection with such IPO Conversion substantially equivalent to its economic interest, governance, priority and other rights and privileges as such Class A-1 Limited Partner had prior to such IPO Conversion and are consistent with the rights and preferences attendant to such Class A-1 Interests as set forth in this Agreement as in effect immediately prior to such IPO Conversion and to ensure that such rights and privileges are reflected in the organizational and other documents of the IPO Corporation. In the event the General Partner determines that the Partnership should engage in an IPO Conversion, the Class A-1 Limited Partners will use commercially reasonable efforts to cooperate with each other so the IPO Conversion is undertaken in a tax-efficient manner for all Class A-1 Limited Partners.

(b)           In connection with any proposed IPO Conversion, at the option of the General Partner all or any portion of the Management Interests may (i) be converted into or redeemed for shares (or other equity securities and/or options at fair market value) and other rights with substantially equivalent economic, governance, priority and other rights and privileges as in effect immediately prior to such IPO Conversion (disregarding the tax treatment of such conversion or redemption) or (ii) remain outstanding; provided that the General Partner shall only take the action described in clause (i) if the General Partner determines in good faith that the failure to take such action would be materially adverse to the best interests of all Partners of the Partnership taken as a whole (it being understood that for purposes of such determination the availability of tax deductions arising from redeeming or converting Management Interests, in whole or in part, for options shall not be taken into consideration by the General Partner). If the General Partner shall elect to take the action referred to in clause (i), the Partnership shall use commercially reasonable efforts to cooperate with Management Limited Partners so the IPO Conversion, to the extent possible, is undertaken in a tax-efficient manner for all Management Limited Partners. If any such conversion or redemption is effected in compliance with this Section 4.5, each Management Limited Partner agrees to consent to and raise no objection to such conversion or redemption and shall execute and deliver all agreements, instruments and documents as may be reasonably required in order to consummate such conversion or redemption.

(c)           Notwithstanding Section 4.5(b), following an IPO Conversion, contemporaneously with the later of (i) the occurrence of the Lapse Date with respect to a Management Limited Partner and (ii) the date on which all of a Management Limited Partner’s Management Interests become Vested Interests, such Management Limited Partner shall have the right, on 15 Business Days prior written notice to the Partnership, to have all of its Management Interests redeemed by the Partnership for corresponding shares or other securities of the IPO Corporation; provided that upon exercise of such right the applicable Management Limited Partner shall become a party to a stockholders agreement with IPO Corporation providing for substantially similar obligations as those provided in this Agreement.

(d)           The General Partner shall give each Class A-1 Limited Partner at least 30 days’ prior written notice of any IPO Conversion as to which the Partnership intends to exercise its rights under Section 4.5. If the General Partner elects to exercise its rights under Section 4.5, the Partners shall take such actions as may be reasonably required and otherwise cooperate in good faith with the General Partner, including taking all actions required by the General Partner, in connection with consummating the IPO Conversion (including, without limitation, the voting of any Interests (including any voting as Partners as may be necessary to effect a transfer by continuation or to authorize a share capital, whether by liquidation of the Partnership and creation of a new entity, amendment to this Agreement or otherwise), to approve such IPO Conversion and to take any other actions required in order to effectuate an IPO Conversion).

Section 4.6.   Management Interests Permitted Dispositions. Subject to the provisions of Section 4.1, Management Interests may only be Disposed (a) to a Person who is a Permitted Transferee with respect to the transferring Management Limited Partner (and each such Permitted Transferee may in turn make any such Disposition to another Person who is a Permitted Transferee with respect to the initial transferring Management Limited Partner upon the same terms and conditions), (b) subject to compliance with Section 4.9, following the Lapse Date applicable to such Management Limited Partner, (c) prior to the Lapse Date applicable to such Management Limited Partner with the consent of the General Partner (which consent shall be granted or withheld in the sole discretion of the General Partner without regard to the best interests of the Partnership or any Limited Partner) or (d) pursuant to a Management Limited Partner’s rights as a Management Tag Offeree under Section 4.7 or in connection with a drag-along sale pursuant to and in accordance with Section 4.8.

Section 4.7.   Management Interest Tag-Along Rights.

(a)           The Blackstone Partners shall not sell or otherwise effect the Disposition of more than 25% of the Class A-1 Interests held collectively by the Blackstone Partners on the date of this Agreement (in one or a series of transactions, regardless of whether such transactions are related) to a third party (excluding for such purpose Dispositions in connection with a Qualified Public Offering) unless the terms and conditions of such Disposition include an offer, on the same terms (except that (x) the price per Interest shall be adjusted to reflect the relative values of the applicable Interests in light of the distribution priorities set forth in Article VII and (y) any consideration otherwise payable in kind may, at the election of the buyer, be paid in cash of equivalent value) as the offer to the selling Partner (the “25% Selling Partner”), to each of the Management Limited Partners (collectively, the “Management Tag Offerees”), to include at the option of each Management Tag Offeree, in the sale or other Disposition to the third party, a number of each class of Management Interests owned by each Management Tag Offeree determined in accordance with this Section 4.7.

(b)           The 25% Selling Partner shall cause the third party offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Management Interests from the Management  Tag Offerees as required by this Section 4.7 and a time and place designated for the closing of such purchase, which time shall not be less than 10 days after delivery of such notice) and shall send written notice of such third party offer (the “Management Inclusion Notice”) to each of the Management Tag Offerees in the manner specified herein.

(c)           Each Management Tag Offeree shall have the right (a “Management Inclusion Right”), exercisable by delivery of notice to the 25% Selling Partner at any time within ten Business Days after receipt of the Management Inclusion Notice, to sell pursuant to such third party offer, and upon the terms and conditions set forth in the Management Inclusion Notice, that number of each class of Management Interests equal to the product of (x) such Management Tag Offeree’s Interests of such class multiplied by (y) the percentage of Class A-1 Interests that the 25% Selling Partner is proposing to sell (or has previously sold in a transaction subject to Section 4.3 but not Section 4.7) relative to the total number of Class A-1 Interests held by such 25% Selling Partner and its Affiliates on the date of this Agreement (provided that, with respect to any subsequent Management Inclusion Right, the percentage shall be based on the percentage of Class A-1 Interests that the 25% Selling Partner is proposing to sell (or has sold in any transaction subject to Section 4.3 but not 4.7 since the previous exercise of a Management Inclusion Right) relative to the total number of Class A-1 Interests held by such 25% Selling Partner and its Affiliates immediately following the exercise of the most recent Management Inclusion Right).

(d)           The Management Tag Offerees and the 25% Selling Partner shall sell to the proposed third party transferee the Management Interests proposed to be transferred by them in accordance with this Section 4.7, at the time and place provided for the closing in the

Management Inclusion Notice, or at such other time and place as the Management Tag Offerees, the 25% Selling Partner, and the proposed third party transferee shall agree.

(e)           Notwithstanding the foregoing, the tag-along provisions of this Section 4.7 shall only apply to Management Interests which are Vested Interests (or which would become Vested Interests as a result of the transactions contemplated by this Section 4.7), assuming for purposes of this Section 4.7 that the distributions pursuant to Section 7.1 are deemed to be effected pro forma for the proposed tag-along transaction, and Management Interests which are not Vested Interests shall not be regarded as Interests for purposes of this Section 4.7.

Section 4.8.   Management Drag-Along Rights.

(a)           If a Blackstone Partner (the “Blackstone Drag Partner”) receives an offer from a Person or group of Persons that is not a Permitted Transferee or Affiliate of the Blackstone Group or the Partnership to purchase more than 25% of the Class A-1 Interests held collectively by them on the date of this Agreement (the “Blackstone Drag Interests”), then the Blackstone Drag Partner may require each Management Limited Partner to sell to the applicable buyer(s) a number of each class of Interests that is equal to up to the product of (i) the number of such class of Interests owned by such Management Limited Partner and (ii) a fraction (expressed as a percentage), the numerator of which is the number of Blackstone Drag Interests and the denominator of which is the total number of outstanding Class A-1 Interests held by the Blackstone Group (such percentage, the “Management Relevant Percentage”, and any such transaction, a “Approved Management Interest Sale”). In any such Approved Management Interest Sale, all selling Management Limited Partners must receive the same relative benefits (except that (x) the price per Interest shall be adjusted to reflect the relative values of the applicable Interests in light of the distribution priorities set forth in Article VII and (y) any consideration otherwise payable in kind may, at the election of the buyer, be paid in cash of equivalent value) and bear the same relative burdens as the Blackstone Drag Partner, subject to Section 4.8(c). To the extent any such transaction shall be structured as (I) a merger, conversion, Interest exchange, consolidation, transfer by way of continuation of the Partnership, or a sale of all or substantially all of the assets of the Partnership, each Management Limited Partner entitled to vote thereon shall vote in favor of such Approved Management Interest Sale and shall waive any appraisal rights or similar rights in connection with such merger, conversion, exchange, consolidation or transfer by way of continuation or asset sale, or (II) a sale of Interests, the Management Limited Partners shall agree to sell all of their Management Interests which are the subject of the Approved Management Interest Sale, on the terms and conditions of such Approved Management Interest Sale.

(b)           In order to exercise the rights contemplated by this Section 4.8, the Blackstone Drag Partner must give written notice to each Management Limited Partner as soon as practicable, but in no event later than the earlier of (i) twenty Business Days following the execution of the relevant agreement and (ii) ten Business Days prior to the anticipated closing date of the Approved Management Interest Sale. Such notice must set forth the name of the proposed buyer(s), the proposed amount and form of consideration and the other terms and conditions of the offer, including a copy of the relevant agreement.

(c)                                  Notwithstanding anything herein to the contrary, no Management Limited Partner shall be required to take any actions under this Section 4.8 in connection with a Approved Management Interest Sale, unless such Management Limited Partner is not responsible or otherwise liable for more than the lesser of (x) its pro rata share (based upon the actual amount of consideration received) of any holdback, escrow or indemnification obligation (other than indemnities in respect to representations and warranties regarding such Management Limited Partner’s title to its Management Interests, due execution and due authorization), and (y) an amount equal to the actual consideration received by such Management Limited Partner in such Approved Management Interest Sale.

(d)                                 Notwithstanding the foregoing, the drag-along provisions of this Section 4.8 shall apply to all Management Interests, assuming for purposes of this Section 4.8 that the distributions pursuant to Section 7.1 are deemed to be effected pro forma for the proposed Approved Management Interest Sale.

Section 4.9.   Right of First Refusal.

(a)                                  After the Lapse Date applicable to a Management Limited Partner and until the occurrence of a Qualified Public Offering (the “ROFR Period”), the Partnership shall have a right of first refusal with respect to any proposed Disposition of Management Interests by a Management Limited Partner (each a “Transferring Management Limited Partner”), and any Transferring Management Limited Partner must first comply with the provisions of this Section 4.9. The Partnership may assign this right to one or more Blackstone Partners, TCV Partners or OEP Partners (in which case all references in this Section 4.9 shall be deemed to be references to the applicable Blackstone Partner, TCV Partner or OEP Partner); provided, that any such assignment shall be pro rata among each Blackstone Partner, TCV Partner and OEP Partner wishing to exercise such right.

(b)                                 At any time a Transferring Management Limited Partner proposes to make a bona fide Disposition of Management Interests during the ROFR Period (other than (i) a Disposition pursuant to clause (a) or (d) of Section 4.6 or (ii) pursuant to the Registration Rights Agreement), and such Transferring Management Limited Partner has received a bona fide arm’s length offer (the “Offer”) to purchase all or any portion of its Management Interests (the “Offered Interests”) from any Person (the “Offeror”) which the Transferring Management Limited Partner wishes to accept, such Transferring Management Limited Partner shall cause the Offer to be reduced to writing and shall notify the Partnership in writing of its wish to accept the Offer (the “Offering Notice”).

(c)                                  The Offering Notice shall contain an irrevocable offer to sell the Offered Interests to the Partnership at a price equal or equivalent (as determined in the manner set forth in Section 4.9(c)(i) below) to the price contained in, and otherwise on the same terms and conditions of, the Offer and shall be accompanied by a copy of the Offer (which shall identify the Offeror).

(i)                                     For a period of 20 Business Days after the date upon which the Partnership shall have received the Offering Notice (the “Partnership Option Period”), the Partnership shall have the right to elect to purchase all (but not less than all) of the

Offered Interests either (A) at the same price and on the same terms and conditions as the Offer or (B) if the Offer includes any consideration other than cash, then at the sole option of the Partnership, at the equivalent cash price, determined in good faith by the General Partner. If the Partnership does not elect to purchase all of the Offered Interests pursuant to this Section 4.9(c), then the Transferring Management Limited Partner may sell all of the Offered Interests to the Offeror in accordance with Section 4.9(e).

(ii)                                  The right of the Partnership to purchase the Offered Interests under Section 4.9(c) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Partnership Option Period, to the Transferring Management Limited Partner. The failure of the Partnership to deliver such a notice to the Transferring Management Limited Partner within the Partnership Option Period to the Transferring Management Limited Partner shall be deemed to be a waiver of the Partnership’s rights under Section 4.9(c).

(d)                                 The closing of the purchase of Offered Interests subscribed for by the Partnership under Section 4.9(c) shall be held at the executive office of the Partnership at 11:00 a.m., local time, no later than 25 Business Days after the Partnership’s election to purchase the Offered Interests pursuant to Section 4.9(c) is delivered to the Transferring Management Limited Partner or at such other time and place as the parties to the transaction may agree; provided that if such sale is subject to any prior regulatory approval, then such 30-day period shall be extended until the expiration of 15 Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 60 days without the consent of the Transferring Management Limited Partner. At such closing, the Transferring Management Limited Partner shall deliver certificates representing the Offered Interests (or other applicable transfer instruments), duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Interests shall be free and clear of any liens, and the Transferring Management Limited Partner shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and legal owner of such Offered Interests with the full right, power and authority to convey the Offered Interests to the Partnership. The Partnership shall deliver at the closing payment in full in immediately available funds for the Offered Interests purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(e)                                  If the Partnership does not elect to purchase all of the Offered Interests under Section 4.9(c), or if the Partnership does so elect but the regulatory approvals necessary to consummate such purchase are not obtained within the time periods referred to in Section 4.9(d), then the Transferring Management Limited Partner may sell all (but not less than all) of the Offered Interests to the Offeror on terms and conditions no less favorable to the Transferring Management Limited Partner than those set forth in the Offering Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into not later than 45 days after the earlier to occur of (i) the waiver by the Partnership of its option to purchase the Offered Interests and (ii) the expiration of the Partnership Option Period (the “Contract Date”); and provided, further, that such sale shall not be consummated unless and until (A) such Offeror shall represent in writing to the Partnership that it is aware of the rights and obligations of the Partnership contained in this Agreement and (B) prior to the purchase by such Offeror of such Offered Interests, such Offeror shall become a party to this Agreement and shall agree to be bound by the terms and conditions hereof to the same extent as the Transferring Management Limited Partner. If such sale is not consummated within 60 days after the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no Disposition of such Offered Interests may be made thereafter by the Transferring Management Limited Partner without again complying with this Section 4.9; provided that if such sale is subject to any prior regulatory approval, then such 30-day period shall be extended until the expiration of 10 Business Day after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 120 days without the consent of the Partnership.

Section 4.10.   Specific Performance. Each of the parties to this Agreement acknowledges that it shall be impossible to measure in money the damage to the Partnership or the Partners(s), if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article IV, that every such restriction and obligation is material, and that in the event of any such failure, neither the Partnership nor the Partner(s) shall have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without the posting of any bond or other equity security, to compel specific performance of all of the terms of this Article IV and to prevent any Disposition of Interests in contravention of any terms of this Article IV, and waives any defenses thereto, including, without limitation, the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement; and (iii) availability of relief in damages. The provisions of this Section 4.10 shall terminate with respect to any Sponsor Group upon a Qualified Public Offering.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.1.   Initial Capital Contributions; Capital Contributions on the Date Hereof.

(a)                                  As of the Initial Closing Date, subject to the terms and conditions set forth in this Agreement, the Partnership issued and sold to each Initial Limited Partner, and each Initial Limited Partner purchased for cash or a note the number of Class A-1 Interests as is set forth opposite each such Person’s name on Schedule A for the respective contribution amount or note as is set forth opposite each such Person’s name on Schedule A.

(b)                                 As of the Initial Closing Date, subject to the terms and conditions set forth in this Agreement, the Partnership issued to the General Partner the General Partner Interest in exchange for $1,000 contributed by the General Partner to the Partnership.

(c)                                  Prior to the date of this Sixth Amended and Restated Partnership Agreement, subject to the terms and conditions set forth in this Agreement and any applicable Management Equity Award Agreement, (i) the Partnership issued and sold to each Class A-2 Limited Partner, and each Class A-2 Limited Partner purchased for cash the number of Class A-2 Interests as is set forth opposite each such Person’s name on the signature pages hereto for the respective contribution amount as is set forth opposite each such Person’s name on the signature pages hereto with respect to such dates and (ii) the Partnership shall reserve for future issuance, pursuant to the Restricted Equity Units, a number of Class A-2 Interests as is designated as “Reserved” on Schedule A for the respective aggregate hypothetical contribution amount set forth on Schedule A.

Section 5.2.   Additional Contributions. No Partner shall be required to make any additional Capital Contribution without the consent of such Partner.

Section 5.3.   Return of Contributions. Except as otherwise provided in Article VII, (a) a Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions, (b) an unrepaid Capital Contribution is not a liability of the Partnership or of any Partner, and (c) a Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner’s Capital Contributions.

Section 5.4.   Capital Account. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner. The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all items of income and gain allocated to such Partner pursuant to Section 8.1 and any items of income or gain which are specially allocated pursuant to Section 8.2; and shall be debited with all items of loss and deduction allocated to such Partner pursuant to Section 8.1, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 8.2, and all cash and the Book Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. To the extent not provided for in the preceding sentence, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest

Section 5.5.   Pre-emptive Rights; Other Pro Rata Rights.

(a)                                  If the Partnership or any of Travelport Worldwide Limited, Travelport Holdings Limited or Travelport Limited issues or proposes to issue any Interests or any other equity securities of such entity or any options or other rights to acquire Interests or any other equity securities of such entity (“New Securities”), or enters into any contracts, commitments, agreements, understandings or arrangements of any kind relating to any issuance of any New Securities (other than the issuance of equity securities (i) to employees and directors of the Partnership or any of its Subsidiaries with respect to any employee benefit plan, incentive award program or other compensation arrangement (other than issuances to individuals who are employees of Blackstone, TCV or OEP), (ii) to the sellers in any business combination or acquisition by the Partnership or any of its Subsidiaries, (iii) in a public offering of Interests or other equity securities or (iv) in connection with an IPO Conversion (each an “Excluded Issuance”)), the Partnership shall give each Partner that is a member of a Sponsor Group the right to purchase, on the same terms including at the same purchase price as the price for the

New Securities to be issued, up to that number of New Securities so that after the issuance of the New Securities, such Partner would, after exercising its rights hereunder in the aggregate, beneficially hold the same proportion of the applicable class of issued Interests or other securities as was held by such Partner based on overall Capital Contributions of such Partner prior to the issuance of such New Securities; provided that, with respect to any issuance by Travelport Holdings Limited or Travelport Limited, each Partner that is a member of the Sponsor Group will be deemed to beneficially hold the proportion of outstanding securities of such entity as equals the proportion of outstanding Interests it holds. Each Partner that is a member of the Sponsor Group may exercise its right in the immediately preceding sentence with respect to all or a portion of the New Securities for which it has the right to purchase by providing written notice to the Partnership within 20 Business Days after receiving written notice of such issuance or proposed issuance of New Securities.

(b)                                 If the Partnership or any of Travelport Worldwide Limited, Travelport Holdings Limited or Travelport Limited issues or proposes to issue any New Securities to Blackstone, or enters into any contracts, commitments, agreements, understandings or arrangements of any kind relating to any issuance of any New Securities to Blackstone (other than an Excluded Issuance), the Partnership shall give each Management Limited Partner who is an “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of such issuer the right to purchase, on the same terms including at the same purchase price as the price for the New Securities to be issued, up to that number of New Securities so that after the issuance of the New Securities, such Partner would, after exercising its rights hereunder in the aggregate, beneficially hold the same proportion of the applicable class of issued Interests or other securities as was held by such Management Limited Partner of Class A Interests prior to the issuance of such New Securities (giving pro forma effect to any Class A-2 Interests issuable under any outstanding Restricted Equity Units); provided that, with respect to any issuance by Travelport Holdings Limited or Travelport Limited, each Management Limited Partner will be deemed to beneficially hold the proportion of outstanding securities of such entity as equals the proportion of outstanding Class A Interests it holds (giving pro forma effect to any Class A-2 Interests issuable under any outstanding Restricted Equity Units); providing that the foregoing rights shall not apply to any Management Limited Partner who is not an “accredited investor” under Rule 501 under the Securities Act. Each such Management Limited Partner may exercise its right in the immediately preceding sentence with respect to all or a portion of the New Securities for which it has the right to purchase by providing written notice to the Partnership of its exercise and evidence of its financial ability to pay the purchase price within 5 Business Days after receiving written notice of such issuance or proposed issuance of New Securities; provided that if less than a majority of the Percentage Interests of Class A Interests held by such Management Limited Partners exercise such rights, then all Management Limited Partners shall be deemed to have waived such rights.

(c)                                  In the event that the Partnership or any member of the Blackstone Group or any of its Affiliates exercises, or is entitled to exercise, a right to acquire any Interests (the “Repurchased Interests”) held by any other Partner, then TCV and OEP shall have the right to acquire, on the same terms including at the same purchase price as the price for the Repurchased Interests to be repurchased, up to a portion of the Repurchased Interests equal to its Percentage Interest of Class A-1 Interests. TCV and OEP may exercise their right in the immediately preceding sentence with respect to all or a portion of the Repurchased Interests by providing written notice to the Partnership or the Blackstone Group, as applicable, within 20 Business Days after receiving written notice of such proposed repurchase of Repurchased Interests.

(d)                                 Subject to the terms of this Agreement, the General Partner may issue Interests hereunder on such terms as it sees fit and any such issuance and the consequent admission of any new Limited Partners shall not require the consent of any Limited Partner.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1.   Partners’ Representations and Warranties. Each Partner represents and warrants to the Partnership and the other Partners that, as of the date hereof:

(a)                                  such Partner has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance by such Partner of this Agreement have been duly authorized by all necessary action;

(b)                                 this Agreement has been duly and validly executed and delivered by such Partner and constitutes the binding obligation of such Partner enforceable against such Partner in accordance with its terms, subject to Creditors’ Rights;

(c)                                  the execution, delivery, and performance by such Partner of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Partner is subject, (ii) violate any order, judgment, or decree applicable to such Partner, or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Partner is a party or any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, or certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Partner’s ability to satisfy its obligations hereunder;

(d)                                 no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Partner to perform its obligations hereunder or to authorize the execution, delivery and performance by such Partner of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Partner’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Partner is a party; and

(e)                                  such Partner is acquiring the Interests for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act; such Partner acknowledges that the Interests have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act; and such Partner has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Interests and is capable of bearing the economic risks of the transactions contemplated by this Agreement, the applicable Management Equity Award Agreements and the other agreements contemplated by this Agreement (the “Transaction Documents”).

Section 6.2.   Management Limited Partners’ Additional Representations and Warranties. Each Management Limited Partner further represents and warrants to the Partnership and the Initial Limited Partners that, as of the date hereof:

(a)                                  the Management Limited Partner’s financial situation is such that such Management Limited Partner can afford to bear the economic risk of holding the Interests for an indefinite period of time, has adequate means for providing for the Management Limited Partner’s current needs and personal contingencies, and can afford to suffer a complete loss of the Management Limited Partner’s investment in the Interests;

(b)                                 the Management Limited Partner’s knowledge and experience in financial and business matters are such that the Management Limited Partner is capable of evaluating the merits and risks of the investment in the Interests;

(c)                                  the Management Limited Partner understands that the Interests are a speculative investment which involves a high degree of risk of loss of Management Limited Partner’s investment therein, there are substantial restrictions on the transferability of the Interests and, on the date on which such Management Limited Partner acquires such Interests and for an indefinite period following such date, there will be no public market for the Interests and, accordingly, it may not be possible for the Management Limited Partner to liquidate the Management Limited Partner’s investment including in case of emergency, if at all;

(d)                                 the terms of this Agreement provide that if the Management Limited Partner ceases to provide Services to the Partnership and its Affiliates, the Partnership and its Affiliates have the right to repurchase the Interests at a price which may be less than the Fair Market Value thereof;

(e)                                  the Management Limited Partner understands and has taken cognizance of all the risk factors related to the purchase of the Interests and, other than as set forth in this Agreement, no representations or warranties have been made to the Management Limited Partner or Management Limited Partner’s representatives concerning the Interests, the Partnership, the Partnership’s Affiliates or their respective prospects or other matters;

(f)                                    the Management Limited Partner has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Partnership and its representatives concerning the Partnership and its subsidiaries, the Transactions, this Agreement, the Partnership’s organizational documents and the terms and conditions of the purchase of the Interests and to obtain any additional information which the Management Limited Partner deems necessary;

(g)                                 all information which the Management Limited Partner has provided to the Partnership and the Partnership’s representatives concerning the Management Limited

Partner and the Management Limited Partner’s financial position is complete and correct as of the date of this Agreement; and

(h)                                 the Management Limited Partner has reviewed the default, forfeiture and mandatory repurchase provisions of this Agreement and each Management Equity Award Agreement entered into by it and acknowledges that (i) such Management Limited Partner’s acceptance of such provisions is a precondition to admission as a Management Limited Partner and (ii) such provisions are reasonable.

ARTICLE VII

DISTRIBUTIONS

Section 7.1.   Distributions. Subject in each case to restrictions imposed by Law, distributions to the Partners with respect to the Interests shall be made by the Partnership as follows:

(a)                                  During the term of the Partnership (including upon the dissolution and winding up of the Partnership), cash or other property available for distribution may be distributed from time to time as the General Partner may determine, but any such distribution shall be made in the following order of priority:

(i)                                     First, to the General Partner until the General Partner has received $1,000 pursuant to all distributions made under this Section 7.1;

(ii)                                  Second, pro rata to each holder of Class A Interests based on its Percentage Interest of Class A Interests.

(b)                                 All distributions made under this Section 7.1 shall be made to the Partners of record on the record date established by the General Partner or, in the absence of any such record date, to the Partners owning the applicable Interests on the date of the distribution.

Section 7.2.   Tax Distributions. If the General Partner reasonably determines that the taxable income of the Partnership for a taxable year will give rise to taxable income for the Partners (after giving effect to any net cumulative taxable losses from prior taxable years (“Net Taxable Income”)), the General Partner shall cause the Partnership to distribute cash available for distribution (if any) for purposes of allowing the Partners to fund their respective income tax liabilities (the “Tax Distributions”). The Tax Distributions with respect to any taxable year shall be computed based upon the General Partner’s estimate of the Net Taxable Income, multiplied by the Applicable Tax Percentage (the “Tax Amount”) and shall only be paid to the extent previous distributions pursuant to Section 7.1 during such taxable year are insufficient to cover the Tax Amount for such taxable year. Tax Distributions shall be distributed to the Partners on a pro rata basis in accordance with their respective participations in such taxable income, and shall be treated in all respects as offsets against subsequent distributions pursuant to Section 7.1.

ARTICLE VIII

ALLOCATIONS

Section 8.1.   Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses and to the extent necessary, individual items of income, gain or loss or deduction of the Partnership shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the Special Allocations set forth in Section 8.2 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 7.1 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability) and the net assets of the Partnership were distributed in accordance with Section 7.1 to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partner Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 8.2.   Special Allocations. Notwithstanding any other provision in this Article VIII:

(a)                                  Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 8.2(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)                                 Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 8.2(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.2(b) were not in this Agreement. This Section 8.2(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c)                                  Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such

Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 8.2(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VIII have been tentatively made as if Section 8.2(b) and this Section 8.2(c) were not in this Agreement.

(d)                                 Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners ratably in accordance with such Partners’ Interests.

(e)                                  Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f)                                    Creditable Foreign Taxes. Creditable Foreign Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Foreign Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 8.2(f) are intended to comply with the provisions of Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi), and shall be interpreted consistently therewith.

(g)                                 Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 8.2(b) or 8.2(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 8.1 and this Section 8.2(g), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 8.2(b) or 8.2(c) had not occurred.

Section 8.3.   Income Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner) so as to take account of the difference between Book Value and adjusted basis of such asset.

ARTICLE IX

MANAGEMENT OF THE PARTNERSHIP

Section 9.1.   Management.

(a)                                  Except as otherwise expressly provided herein, the General Partner shall have the exclusive right to manage the business of the Partnership pursuant to the terms of the Shareholders’ Agreement, and shall have all powers and rights necessary or advisable to effectuate and carry out the purposes and business of the Partnership and, in general, all powers permitted to be exercised by a general partner under the Partnership Act (without any vote or consent of any Limited Partner, except as expressly provided herein).

(b)                                 Except as expressly authorized by the General Partner, no other Partner shall have the power to act for, transact business on behalf of or bind the Partnership or take part in the management of the business of the Partnership.

(c)                                  Subject to the restrictions in the Shareholders’ Agreement, the General Partner shall not be obligated to abstain from acting on any matter (or act in any particular manner) because of any interest (or conflict of interest) of such General Partner (or any Affiliate thereof) in such matter.

(d)                                 TDS Investor (Cayman) GP Ltd. shall serve as the General Partner unless and until a successor or substitute General Partner is appointed by the General Partner and approved by TCV and OEP.

(e)                                  Subject to the direction of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by employees and agents of the General Partner who may be designated as officers, with titles including but not limited to “chairman,” “vice chairman,” “managing director,” “principal,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “director” and “chief financial officer,” as and to the extent authorized by the General Partner. The officers of the General Partner shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner. Any number of offices may be held by the same Person.

(f)                                    Each Partner agrees that, except as otherwise expressly provided herein and to the fullest extent permitted by applicable law, any action of or relating to the Partnership by the General Partner as provided herein shall bind each Partner.

Section 9.2.   Reliance by Third Parties. Notwithstanding any other provision of this Agreement to the contrary, any Person dealing with the Partnership shall be entitled to rely exclusively on the representations of the General Partner as to its power and authority to enter into arrangements and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with the General Partner or the General Partner’s representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner’s representative; and every Contract or other document executed by the General Partner or the General Partner’s representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and (c) the General Partner or the General Partner’s representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

Section 9.3.   Compensation and Reimbursement of General Partner.

(a)                                  Except as provided in this Section 9.3 or otherwise in this Agreement, the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)                                 The General Partner shall be reimbursed for all expenses, disbursements and advances incurred or made on behalf of the Partnership, and other expenses necessary or appropriate to the conduct of the Partnership’s business and allocable to the Partnership.

Section 9.4.   Certain Duties and Obligations of the Partners; Exculpation; Indemnity.

(a)                                  No Partner shall take, or cause to be taken, any action that would result in any other Partner having any personal liability for the obligations of the Partnership.

(b)                                 To the fullest extent permitted by applicable law, no Partner or any Affiliate of any Partner or their respective members, officers, directors, employees, agents, stockholders or partners nor any Person who serves at the specific request of the General Partner on behalf of the Partnership as a partner, member, officer, director, employee or agent of any other entity (each, an “Indemnitee”) will be liable to the Partnership or to any Partner for any act performed or omission made by such Person in connection with this Agreement or the matters contemplated herein, unless such act or omission resulted from Gross Negligence, fraud, a willful breach of this Agreement or a willful illegal act. To the extent that an Indemnitee has, at law or in equity, duties and liabilities relating to the Partnership, any Limited Partner or any other Person bound by the terms of this Agreement, such Indemnitee, acting in accordance with this Agreement shall not, to the maximum extent permitted under applicable law, be liable to the Partnership or to any such Limited Partner or other Person for its good faith reliance on the provisions of this Agreement. To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the General Partner acting under the Agreement shall not be liable to the Partnership or to any such other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to be modified to the extent of such other duties and liabilities of the General Partner.

(c)           To the maximum extent permitted under applicable law, whenever an Indemnitee is permitted or required to make a decision or take an action or omit to do any of the foregoing: (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude or without an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), such Indemnitee shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever, or (ii) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then the Indemnitee shall comply with such express standard but, to the maximum extent permitted under applicable law, shall not be subject to any other or additional standard imposed by this Agreement or applicable law.

(d)           Each Indemnitee may consult with legal counsel, financial advisors and accountants selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, financial advisors or accountants will be full justification for any such act or omission, and each such Indemnitee will be fully protected in so acting or omitting to act, provided that such counsel, financial advisors or accountants were selected with reasonable care.

(e)           The Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless any Indemnitee (and their respective heirs and legal and personal representatives) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Partnership), by reason of any actions or omissions or alleged acts or omissions arising out of such Person’s activities either on behalf of the Partnership or in furtherance of the interests of the Partnership or arising out of or in connection with the Partnership, against all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with such action, suit or proceeding; provided, that such Person was not guilty of Gross Negligence, fraud, a willful breach of this Agreement or a willful illegal act; provided further, that any Person entitled to indemnification from the Partnership hereunder shall first seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be, and, if such Person is other than the General Partner, such Person shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person. The General Partner shall have the Partnership purchase, at the Partnership’s expense, insurance to insure the Partnership and the Partners against liability in connection with the activities of the Partnership.

(f)            The right to indemnification conferred in this Section 9.4 shall include the right to be paid or reimbursed by the Partnership the expenses incurred by a Person of the type entitled to be indemnified under Section 9.4(c) who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the Person’s ultimate entitlement to indemnification. Such expenses shall, at the request of the Person entitled to be indemnified under Section 9.4(c), be advanced by the Partnership on behalf of such Person in advance of the final disposition of a proceeding so long as such Person shall have provided the Partnership with a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 9.4 or otherwise.

(g)           The right of any Indemnitee to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity, and extend to such Indemnitee’s successors, assigns and legal representatives.

Section 9.5.   No Recourse Agreement.  Neither the Partnership nor any of its Subsidiaries shall enter into any agreement which shall provide for recourse to any Limited Partner or, without its consent, the General Partner. No recourse to (a) any assets or properties of any members, partners or shareholders of any Limited Partner (or any person that controls such member, partner or shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), (b) any Affiliate of any Limited Partner or (c) any incorporators, officers, directors, partners, members or employees of any Limited Partner shall be had and no judgment relating to the obligations of any Limited Partner under this Agreement or the Transaction Documents (except to the extent any such Person expressly is individually liable thereunder) or for any payment obligations under this Agreement or the Transaction Documents (except to the extent any such Person expressly is individually liable thereunder), or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, shall be obtainable by the Partnership or any Partner against any direct or indirect member, partner, shareholder, incorporator, employee or Affiliate, past, present or future, of any Limited Partner.

ARTICLE X

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 10.1.   Limitation of Liability.  No Limited Partner, in such capacity, shall have any liability under this Agreement, or for the debts, liabilities or obligations of the Partnership, except as provided in the Partnership Act.

Section 10.2.   Management of the Business.  No Limited Partner (other than the General Partner or its directors, managers, partners, officers, employees or agents in their capacity as such, if such Person shall also be a Limited Partner) shall take part in the operation, management or control of the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any business by a General Partner or any director, manager, partner, officer, employee or agent of a General Partner in its capacity as such shall not affect, impair or eliminate the limitations on the liability of any Limited Partner under this Agreement.

Section 10.3.   Outside Activities.  (i) The TCV Group, the Blackstone Group, the OEP Group, any partner, member, officer, director, employee or Affiliate of the foregoing may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Partnership and its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person, (ii) the Partnership and the Partners shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom, and (iii) the pursuit of any such investment or venture, even if competitive with the business of the Partnership and its Subsidiaries, shall not be deemed wrongful or improper. None of the TCV Group, the Blackstone Group, the OEP Group, any partner, member, officer, director, employee or Affiliate of the foregoing shall be obligated to present any particular investment or business opportunity to the Partnership even if such opportunity is of a character that, if presented to the Partnership, could be pursued by the Partnership, and the TCV Group, the Blackstone Group, the OEP Group, and any partner, member, officer, director, employee or Affiliate of the foregoing shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity. Nothing in this Section 10.3 as it relates to any partner, member, officer, director or employee of any such Person shall limit the obligations of such partner, member, officer, director or employee of any such Person under any other agreements (including any employment agreements) with the Partnership or its Subsidiaries or under any policy of the Partnership or its Subsidiaries to which such partner, member, officer, director or employee may be subject from time to time.

ARTICLE XI

TAXES

Section 11.1.   Tax Matters Partner.  The General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall determine in its reasonable discretion the appropriate treatment of each item of income, gain, loss, deduction and credit of the Partnership and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Tax Matters Partner shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code. The Partnership intends to file as a partnership for U.S. federal, state and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to U.S. federal, state or local tax matters of the Partnership, shall be made by the Tax Matters Partner, in consultation with the Partnership’s attorneys and/or accountants. As appropriate, the Tax Matters Partner shall prepare a schedule allocating basis to all the assets of the Partnership under Code Sections 755 and 1060. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner. As soon as reasonably practicable after the end of each taxable year but not later than 75 days after the end of each taxable year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such taxable year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns. The Partnership shall bear the cost of the preparation and filing of its tax returns with respect to the Partnership and its Subsidiaries, but shall not bear any additional costs related primarily to any specific Partner. The Tax Matters Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof as soon as reasonably practicable after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity.

Section 11.2.   Information Rights.

(a)           The Partnership agrees to provide to the Class A-1 Limited Partners such information as the Class A-1 Limited Partners reasonably request from time to time in order to (i) permit the Class A-1 Limited Partners to comply with any applicable information reporting obligations resulting from the Class A-1 Limited Partners’ investment in the Partnership and (ii) determine whether any majority-owned Subsidiary of the Partnership (based on vote or value) is or has been, or the consequences to the applicable Class A-1 Limited Partners, as the case may be, if any Subsidiary of the Partnership becomes, a “passive foreign investment company,” a “controlled foreign corporation,” a corporation whose income is required to be taken into account by the Class A-1 Limited Partners, and, at the request of the Class A-1 Limited Partners, cooperate with the Class A-1 Limited Partners in making, or permitting the applicable Class A-1 Limited Partners to make, any election permitted under the Code that does not have a material adverse tax effect to the other Partners. The Partnership shall also use reasonable commercial efforts to provide such information as the Class A-1 Limited Partners reasonably request for the foregoing purposes with respect to minority-owned Subsidiaries of the Partnership.

(b)           The Partnership shall use good faith reasonable efforts to provide, at its expense, to OEP (i) the financial and tax information necessary to enable OEP to determine its (and its beneficial owners’) US taxable income (if any) (including gross income required to be recognized under Section 951 of the Code) derived from its investment for the applicable tax year (beginning with the 2006 tax year, but only if, in the reasonable determination of OEP, any of the beneficial owners of OEP qualifies as a “United States shareholder” of the Partnership, as defined in Section 951(b) of the Code) and foreign tax credits no later than May 31 of each year and (ii) any information required to be included in US federal income tax returns, forms, statements and related disclosures that are required to be filed by or on behalf of OEP and its respective beneficial owners with respect to its investment no later than June 30 of each year. The Partnership shall also (A) make a determination each year, at its expense, of whether the Partnership or any of its direct or indirect subsidiaries qualify as “passive foreign investment companies” within the meaning of Section 1297 of the Code for the taxable year and, if relevant, (B) use good faith reasonable efforts to (I) communicate the determination to OEP in writing no later than May 31 of the succeeding year and (II) provide OEP with the information described in the preceding sentence. The Partnership shall consider and use commercially reasonable efforts to implement (at OEP’s expense) proposals by OEP to enhance the tax position of its affiliates in connection with its investment in the Partnership, provided that the proposals are not

disadvantageous to th   Partnership (or any of its beneficial owners) or the Partnership or any of its direct or indirect subsidiaries (determined at the sole discretion of the GP).

Section 11.3.   Tax Withholding.  To the extent the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner (“Tax Advances”), the Partnership may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. If a distribution to a Partner is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Partner.

ARTICLE XII

MANAGEMENT LIMITED PARTNERS

Section 12.1.   Vested Interests and Unvested Interests; Forfeiture of Unvested Interests.

(a)           Management Interests shall be held subject to the terms and conditions of a Management Equity Award Agreement which will include vesting conditions applicable to such Interests.

(b)           Except as otherwise provided in a Management Equity Award Agreement, if a Management Limited Partner’s Services to the Partnership and its Subsidiaries terminate for Cause (as defined in the applicable Management Equity Award Agreement), all outstanding Management Interests held by such Management Limited Partner (including both Unvested Interests and Vested Interests) shall be forfeited without consideration.

(c)           Except as otherwise provided in a Management Equity Award Agreement, if a Management Limited Partner’s Services to the Partnership and its Subsidiaries terminate for any reason other as described in clause (b) above (including death or Disability (as defined in the applicable Management Equity Award Agreement)), all outstanding Management Interests held by such Management Limited Partner that are Unvested Interests shall be forfeited without consideration.

Section 12.2.   Call Rights.

(a)           Except as otherwise provided in a Management Equity Award Agreement, if a Management Limited Partner’s Services to the Partnership and its Subsidiaries terminate for any reason (including death or Disability) (a “Termination Event”), the Partnership shall have the right but not the obligation to purchase, from time to time after such Termination Event, for a period of 200 days following the later of (x) the Termination Event and (y) with respect to Management Interests which are Vested Interests, the date such Management Interests become Vested Interests (the “Call Option Period”), the Management Interests held by such Management Limited Partner. To exercise such purchase right with respect to a Management Limited Partner, the Partnership shall deliver to such Management Limited Partner prior to the expiration of the Call Option Period a written notice specifying the number and class of Interests with respect to which the Partnership has elected to exercise such purchase right, whereupon such Management Limited Partner shall be required to sell to the Partnership, the Management Interests specified in such notice, at a price per Management Interest equal to the applicable purchase price determined pursuant to Section 12.2(c).

(b)           If upon expiration of the Call Option Period, the Partnership has not purchased all of a terminated Management Limited Partner’s Management Interests which are Vested Interests, the Partnership shall on or before the expiration of the Call Option Period provide written notice to each Partner that is a member of a Sponsor Group (collectively, the “Other Partners”) of (i) its decision not to purchase some or all of such Management Interests and (ii) the number and class of such Management Interests which the Partnership did not elect to purchase, and the Other Partners shall have the right to purchase all or a portion of such remaining Management Interests which are Vested Interests at a price per Management Interest equal to the applicable purchase price determined pursuant to Section 12.2(c). The Other Partners’ rights to purchase such Management Interests and such Management Limited Partner’s corresponding obligation to sell such Management Interests shall terminate on the 60th day following the expiration of the Call Option Period. Each of the Other Partners that elects to exercise such purchase right shall provide written notice to the Partnership prior to the 60th day following the expiration of the Call Option Period specifying that the number of such Management Interests it wishes to purchase (and, if the aggregate number of Equity Incentives Interests specified in such notices exceeds the number of Management Interests available, the number of Management Interests which each Other Partner shall be entitled to purchase shall be reallocated in proportion to each such Other Partner’s Ownership Percentage). Upon receipt of the Other Partners’ notices, the Partnership will notify such Management Limited Partners of the Other Partners’ elections and such Management Limited Partner will be obligated to sell to the Other Partners the number of such Management Interests determined in accordance with this Section 12.2(b).

(c)           Call Values. Except as otherwise provided in a Management Equity Award Agreement:

(i)            Unvested Interests; Any Termination. Upon a termination of a Management Limited Partner’s Services to the Partnership and its Subsidiaries for any reason (including death or Disability), the purchase price for the Management Interests which are Unvested Interests, to the extent the forfeiture provisions set forth in Section 12.1(b) do not apply or are not enforceable, will be $1 in the aggregate (or the lowest price permitted by applicable Law).

(ii)           Vested Interests; Cause Termination. Upon a termination of a Management Limited Partner’s Services by the Partnership and its Subsidiaries for Cause (as defined in the applicable Management Equity Award Agreement), the purchase price for the Management Interests, to the extent the forfeiture provisions set forth in Section 12.1(b) do not apply or are not enforceable, will be $1 in the aggregate (or the lowest price permitted by applicable Law).

(iii)          Vested Interests; Other Termination. Upon a termination of a Management Limited Partner’s Services to the Partnership and its Subsidiaries for any reason other than a termination by the Partnership or its Subsidiaries for Cause (as defined in the applicable Management Equity Award Agreement), the purchase price for the Management Interests which are Vested Interests will be Fair Market Value (determined pursuant to Section 12.4 and, in the case of a purchase by the Partnership pursuant to Section 12.2(a), as of the date on which the Partnership exercised its call right pursuant to Section 12.2(a) or, in the case of a purchase by any Other Partner pursuant to Section 12.2(b), as of the 60th day following the expiration of the applicable Call Option Period (such date, the “Price Determination Date”)).

(d)           The closing of the purchase of the Management Interests pursuant to Section 12.2(a) or 12.2(b) shall occur at such time and place as the parties to such purchase shall agree, and in any event within 45 days of the Price Determination Date; provided that if such purchase is subject to any prior regulatory approval, then such 45-day period shall be extended until the expiration of 10 Business Days after all such approvals shall have been received. At such closing, the Management Limited Partner shall deliver certificates representing the Management Interests (or other applicable transfer instruments), duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Management Interests shall be free and clear of any liens, and the transferring Management Limited Partner shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Management Interests with the full right, power and authority to convey the Management Interests to the purchaser. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate. The Management Interests may be purchased (i) by delivery of funds deposited into an account designated by the Management Limited Partner selling such Management Interests, a bank cashier’s check, a certified check or a company check of the purchaser for the purchase price, (ii) if the purchaser is the Partnership and it or its Subsidiaries are prohibited from paying cash by any financing arrangements of the Partnership and unable to pay the purchase price in shares as described in clause (iii) below, by a note of the Partnership payable in installments over a period of up to five (5) years from the date of issuance of such note, having a principal amount equal to the applicable purchase price, bearing interest at a market borrowing rate for similarly situated companies of similar credit quality in effect from time to time (which note shall be a general, senior unsecured obligation of the Partnership or a Subsidiary of the Partnership that holds all or substantially all of the assets of the Partnership), or (iii) if a Qualified Public Offering has occurred, by delivery of a number of shares of the IPO Corporation equal to the aggregate purchase price of the Management Interests being purchased divided by the closing price on the applicable exchange on which such share trade as of the trading day immediately prior to the day of delivery thereof to the Management Limited Partner, rounded down to the nearest whole number of shares. The Partnership shall notify the Management Limited Partners in writing of the method by which it has elected to purchase the Management Interests at least 3 Business Days prior to the closing of such purchase. The parties hereto acknowledge that the Partnership may be unable to pay with Shares to the extent it is unable to deliver such securities pursuant to an exemption from registration under the Securities Act and any applicable state securities laws or pursuant to a registration statement on Form S-3 or Form S-8.

(e)           Notwithstanding anything to the contrary elsewhere herein, the Partnership shall not be obligated to purchase any Management Interests at any time pursuant to this Section 12.2, regardless of whether it has delivered a notice of its election to purchase any such Management Interests, (i) to the extent that (A) the purchase of such Management Interests (together with any other purchases of Management Interests pursuant to this Article XII, or pursuant to similar provisions in any other agreements with other investors, of which the Partnership has at such time been given or has given notice) or (B) in the event of an election to purchase such Management Interests with shares of the IPO Corporation, the issuance of such shares by the IPO Corporation or the distribution of such shares of the IPO Corporation to the applicable Management Limited Partner(s) would result (x) in a violation of any Law (including any unavailability of a registration statement or exemption from registration necessary to allow delivery of shares to the applicable Management Limited Partner(s)), (y) after giving effect thereto (including any dividends or other distributions or loans from a Subsidiary of the Partnership to the Partnership in connection therewith), in a default or event of default under any financing agreement of the Partnership or its Subsidiaries (a “Financing Default”) or (z) in the Partnership being required to disgorge any profit to the IPO Corporation pursuant to Section 16(b) of the Exchange Act, (ii) if immediately prior to such purchase of Management Interests, issuance or purchase of shares of the IPO Corporation, as the case may be, there exists a Financing Default which prohibits such issuance or purchase (including any dividends or other distributions or loans from a Subsidiary of the Partnership to the Partnership in connection therewith), or (iii) if the Partnership does not have funds available to effect such purchase of Management Interests. The Partnership shall within 15 days of learning of any such fact so notify the Members in writing that it is not obligated to purchase such Management Interests, whereupon Sections 12.2(b) and 12.2(c) shall apply to such Management Interests as if the Partnership had never delivered a notice electing to purchase such Management Interests (except that each reference to “the 60th day following the expiration of the Call Option Period” in Section 12.2(b) shall be deemed a reference to “the 60th day following the delivery by the Partnership of the notice referred to in Section 12.2(e)” and the definition of “Price Determination Date” shall be deemed modified in a corresponding manner). Notwithstanding the foregoing, the Partnership shall use reasonable efforts to cause its Subsidiaries to distribute cash necessary to satisfy its obligations in respect of Section 12.2(d) and Section 12.2(e).

Section 12.3.   Put Rights.

(a)           Except as otherwise provided in a Management Equity Award Agreement, if a Management Limited Partner’s Services to the Partnership and its Subsidiaries terminate as a result of death of Disability (a “Put Termination Event”), the Management Limited Partner (or its estate or heirs) shall have the right but not the obligation to require the Partnership to purchase, from time to time after such Put Termination Event, for a period of 200 days following the later of (x) Put Termination Event and (y) with respect to Management Interests which are Vested Interests, the date such Management Interests become Vested Interests (the “Put Option Period”), all (but not less than all) of the Management Interests held by such Management Limited Partner; provided that the General Partner may require that the exercise be delayed until the 181st day following the later of the Put Termination Event and the date such Management Interests become

Vested Interests if deferring such exercise would avoid an adverse accounting impact to the Partnership or its Subsidiaries. To exercise such purchase right, the Management Limited Partner (or its estate or heirs) shall deliver to the Partnership prior to the expiration of the Put Option Period a written notice specifying its election to exercise its rights under this Section 12.3, whereupon such Management Limited Partner (or its estate or heirs) shall be required to sell to the Partnership all of its Management Interests, at a price per Management Interest equal to the applicable purchase price determined pursuant to Section 12.2(c).

(b)           The closing of the purchase of the Management Interests pursuant to Section 12.3(a) shall occur at such time and place as the parties to such purchase shall agree, and in any event within 45 days of the Price Determination Date; provided that if such purchase is subject to any prior regulatory approval, then such 45-day period shall be extended until the expiration of 10 Business Days after all such approvals shall have been received. At such closing, the Management Limited Partner (or its estate or heirs) shall deliver certificates representing the Management Interests (or other applicable transfer instruments), duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Management Interests shall be free and clear of any liens, and the transferring Management Limited Partner (or its estate or heirs) shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Management Interests with the full right, power and authority to convey the Management Interests to the Partnership. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate. The Management Interests may be purchased through any of the means described in, and subject to the terms and conditions of, Section 12.2(d).

(c)           Notwithstanding anything to the contrary elsewhere herein, the Partnership shall not be obligated to purchase any Management Interests at any time pursuant to this Section 12.3 (i) to the extent that (A) the purchase of such Management Interests (together with any other purchases of Management Interests pursuant to this Article XII, or pursuant to similar provisions in any other agreements with other investors, of which the Partnership has at such time been given or has given notice) or (B) in the event of an election to purchase such Management Interests with shares of the IPO Corporation, the issuance of such shares by the IPO Corporation or the distribution of such shares of the IPO Corporation to the applicable Management Limited Partner(s) would result (x) in a violation of any Law (including any unavailability of a registration statement or exemption from registration necessary to allow delivery of shares to the applicable Management Limited Partner(s)), (y) after giving effect thereto (including any dividends or other distributions or loans from a Subsidiary of the Partnership to the Partnership in connection therewith), in a Financing Default or (z) in the Partnership being required to disgorge any profit to the IPO Corporation pursuant to Section 16(b) of the Exchange Act, (ii) if immediately prior to such purchase of Management Interests, issuance or purchase of shares of the IPO Corporation, as the case may be, there exists a Financing Default which prohibits such issuance or purchase (including any dividends or other distributions or loans from a Subsidiary of the Partnership to the Partnership in connection therewith), or (iii) if the Partnership does not have funds available to effect such purchase of Management Interests. The Partnership shall within 15 days of learning of any such fact so notify the Members in writing that it is not obligated to purchase such Management Interests, whereupon Sections 12.3(b) and 12.3(c) shall apply to such Management Interests as if the Management Limited Partner (or its estate or heirs) had never delivered a notice electing to require the Partnership to purchase such Management Interests. Notwithstanding the foregoing, the Partnership shall use reasonable efforts to cause its Subsidiaries to distribute cash necessary to satisfy its obligations in respect of Section 12.3.

(d)           The provisions of this Section 12.3 shall terminate upon a Qualified Public Offering.

Section 12.4.   Fair Market Value. “Fair Market Value” for the Management Interests to be purchased under Section 12.2 or Section 12.3 will mean (i) if there is a public market for the Interests or shares of IPO Corporation on such date, the value for such Management Interests implied by the average of the high and low closing bid prices of such Interests or shares on the stock exchange on which the equity is principally trading or (ii) if there is no public market for the equity on such date, the value of such Management Interests implied by an enterprise value for the Partnership as determined in good faith by the General Partner in consultation with the Chief Executive Officer and Chief Financial Officer of the Partnership’s principal operating Subsidiary.

Section 12.5.   Voting; Power of Attorney.

(a)           Except as otherwise provided herein or in the Partnership Act, only the holders of Class A Interests will be entitled to vote on any matters requiring a vote, consent or other action of the Limited Partners. Any action shall be authorized if the affirmative vote of the holders of a majority of the Class A Interests present at a meeting at which a quorum is present shall be obtained. Prior to the Lapse Date, to the extent any class of Interests is required or eligible to vote with respect to any matter (including Class A Interests or any other class), each Management Limited Partner shall vote all of its eligible Management Interests in any manner directed by the General Partner.

(b)           Each Management Limited Partner hereby constitutes and appoints the General Partner (and any member of the board of directors of the General Partner acting at the direction of a valid majority of such board), with full power of substitution, as such Person’s true and lawful agent and attorney in fact, with full power and authority in such Person’s name, place and stead, (i) to, prior to the Lapse Date, vote for or against in respect of any matter pursuant to which such Management Limited Partner is eligible to vote its Interests and (ii) to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof which the General Partner or such member deems appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership in the Cayman Islands and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner or such member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner or such member deems appropriate or necessary to reflect the dissolution of the pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to the terms hereof. The foregoing power of attorney is irrevocably given by way of securing such Management Limited Partner’s obligations hereunder, and shall survive and not be affected by the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Management Limited Partner and the Disposition of all or any portion of such Management Limited Partner’s Interests and shall extend to such Management Limited Partner’s heirs, successors, assigns and personal representatives.

ARTICLE XIII

BOOKS AND BANK ACCOUNTS

Section 13.1.   Maintenance of Books.  The General Partner shall keep or cause to be kept at the Partnership’s principal place of business complete and accurate books and records of the Partnership and supporting documentation of the transactions with respect to the conduct of the Partnership’s business. The Partnership’s financial books and records shall be maintained on a full cost accounting basis unless otherwise agreed by the General Partner. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Partnership; a copy of this Agreement and all amendments thereto; the current list of the names and last known business, residence, or mailing addresses of all Partners; and the Partnership’s U.S. federal, state, and local tax returns for the Partnership’s six most recent tax years.

Section 13.2.   Accounts.  The General Partner shall maintain a register of the Partners’ interests in the Partnership at the registered office of the Partnership, setting forth the name and address of each Partner, the amount and date of each Capital Contribution by a Partner and the amount and date of any payment representing a return of any part of the contribution of any Partner and shall maintain a register of mortgages created by the Limited Partners over their interest in the Partnership at the registered office of the Partnership in accordance with Section 7(7)(b) of the Partnership Act.

ARTICLE XIV

DISSOLUTION, WINDING-UP AND TERMINATION

Section 14.1.   Dissolution of the Partnership.

(a)           The Partnership shall be dissolved, and its affairs shall be wound up and a Section 15 Notice of Dissolution shall be filed with the Registrar pursuant to the Partnership Act upon the first to occur of the following (each a “Dissolution Event”): (i) the General Partner determines to dissolve the Partnership, (ii) at any time when there are no Limited Partners or (iii) the entry of a decree of judicial dissolution of the Partnership under the Partnership Act. The dissolution, resignation, expulsion or bankruptcy of any Limited Partner or, save as provided below, the General Partner, shall not cause the dissolution of the Partnership.

(b)           The removal, withdrawal, bankruptcy, insolvency, termination or dissolution of the last remaining General Partner of the Partnership being either an individual resident in the Cayman Islands or a company registered under the Companies Law (as revised) of the Cayman Islands or registered pursuant to Part IX of the Companies Law (as revised) of the Cayman Islands or a partnership registered pursuant to section 9(1) of the Partnership Act shall dissolve the partnership unless the Limited Partners unanimously agree to continue the Partnership and appoint a new General Partner who is either an individual resident in the Cayman Islands or a company registered under the Companies Law (as revised) of the Cayman Islands or registered pursuant to Part IX of the Companies Law (as revised) of the Cayman Islands or a partnership registered pursuant to section 9(1) of the Partnership Act within 90 days thereof.

Section 14.2.   Winding-up and Termination.  On the occurrence of a Dissolution Event, the General Partner (or, if there is no General Partner, the Limited Partners holding a majority of the outstanding Class A Interests, taken together as a single class) shall select one or more Persons to act as liquidator or may itself act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Partnership Act. The costs of winding up shall be borne as a Partnership expense, including reasonable compensation to the liquidator. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. Subject to the terms in the Partnership Act, the steps to be accomplished by the liquidator are as follows:

(a)           as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations;

(b)           the liquidator shall pay, satisfy or discharge from Partnership funds all of the debts, liabilities and obligations of the Partnership or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)           all remaining assets of the Partnership shall be distributed to the Partners as follows; provided, however, that the liquidator shall use reasonable best efforts to distribute cash to Partners:

(i)            the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of Partners in accordance with the provisions of Article VIII;

(ii)           with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii)          Partnership property shall be distributed among the Partners in accordance with Section 7.1, and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to Partners shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 14.2. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 14.2 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Interests of all the Partnership’s property and constitutes a compromise to which all Partners have consented. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

Section 14.3.   Deficit Capital Accounts.  No Partner shall be required to pay to the Partnership, to any other Partner or to any third party any deficit balance which may exist from time to time in the Partner’s Capital Account.

Section 14.4.   Dissolution.  On completion of the distribution of Partnership assets as provided herein, the General Partner or the liquidators (or such other Person or Persons as the Partnership Act may require or permit) shall file such documents and take such other actions as may be necessary to terminate the existence of the Partnership. Upon satisfaction of all applicable matters required under the Partnership Act, the existence of the Partnership shall cease, except as may be otherwise provided by the Partnership Act or other applicable Law.

ARTICLE XV

WITHDRAWAL OF PARTNERS

Section 15.1.   Withdrawal of General Partner.  The General Partner covenants and agrees that it will not withdraw as the General Partner of the Partnership for the term of the Partnership except as permitted under this Agreement.

Section 15.2.   Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership except as permitted under this Agreement. No Limited Partner shall be entitled to receive any distribution from the Partnership for any reason or upon any event except as expressly set forth in Articles V, VII and XV.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1.   Offset.  Whenever the Partnership is to pay any sum to any Partner, any amounts that such Partner, in its capacity as a Partner, owes the Partnership may be deducted from that sum before payment.

Section 16.2.   Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i)            if to the Partnership or the General Partner, at the address of the General Partner’s principal executive offices; and

(ii)           if to a Partner (other than a Management Limited Partner), to the address given for the Partner on Schedule A hereto;

(iii)          if to a Management Limited Partner, to the address given for the Partner on the applicable Management Equity Award Agreement (or such other address on the payroll records of the Partnership or its Subsidiaries; and

(iv)          if to a holder of Interests that has not been admitted as a Partner, to the address given for such holder in an Addendum Agreement.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail.

(b)           Whenever any notice is required to be given by Law, this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 16.3.   Entire Agreement; Supersede.  This Agreement and the other Transaction Documents constitute the entire agreement of the Partners and their Affiliates relating to the Partnership and supersede all prior contracts or agreements with respect to the Partnership, whether oral or written.

Section 16.4.   Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 16.5.   Amendment or Restatement.  This Agreement (including any Exhibit or Schedule hereto) may not be amended, modified, supplemented or restated, nor may any provisions of this Agreement be waived, without a written instrument adopted, executed and agreed to by the General Partner; provided, however, that (a) any such amendment, modification, supplement, restatement or waiver that would disproportionately and adversely affect the rights of any Partner hereunder, in its capacity as a Partner, as the case may be, without similarly affecting the rights hereunder of all Partners of the same class, in their capacities as Partners, as the case may be, shall not be effective as to such Partner without such Partner’s prior written consent and, provided, further, Article IV, Sections 5.5, 9.4, 9.5, Article X and Sections 16.5, 16.6, 16.8 or the Definitions of “Affiliate”, “Permitted Transferee”, “Qualified Public Offering” (with respect to the size of the offering) and “Subsidiary” and the terms of the Interests held by the TCV Group and the OEP Group may not be amended, modified, supplemented, restated or waived in a manner that is adverse to TCV or OEP without the prior written consent of TCV and OEP, provided, further that the General Partner may not be replaced and no new General Partner may be appointed without the consent of TCV and OEP. Notwithstanding anything to the contrary in this Section 16.5, if the provisions of Proposed Treasury Regulation Section 1.83-3 and related sections and the proposed Revenue Procedure described in IRS Notice 2005-43, as proposed by the Internal Revenue Service on May 24, 2005, or provisions similar thereto, are adopted as final (or temporary) rules (the “New Rules”), the General Partner is authorized to make such amendments to this Agreement (including provision for any safe harbor election authorized by the New Rules) as the General Partner may determine to be necessary or advisable to comply with or reflect the New Rules. Except as required by Law, no amendment, modification, supplement, discharge or waiver of or under this Agreement shall require the consent of any person not a party to this Agreement.

Section 16.6.   Termination.  This Agreement shall terminate upon the earlier to occur of (i) the consummation of an Approved Sale of the entire Partnership pursuant to Section 4.5 and the distribution of the proceeds therefrom, (ii) the consummation of a Dissolution Event, (iii) upon the written agreement of the Partners, and (iv) the consummation of a firm commitment underwritten public offering by the IPO Corporation of common stock pursuant to an effective registration statement under the Securities Act.

Section 16.7.   Binding Effect.  Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Partnership and each Partner and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Partnership and each Partner intends to and does hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

Section 16.8.   Governing Law; Severability; Limitation of Liability.

(a)           This Agreement shall be governed by and construed in accordance with Cayman Islands law.

(b)           In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Partnership Act, such provision of the Partnership Act shall control. If any provision of the Partnership Act provides that it may be varied or superseded in the limited partnership agreement (or otherwise by agreement of the partners of a limited partnership), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(c)           If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d)           Neither the Partnership nor any Partner shall be liable to any of the other such Persons for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and the Partnership and each Partner releases each of the other such Persons from liability for any such damages.

Section 16.9.   Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, the Partnership and each Partner shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

Section 16.10.   Indemnification.  The Partnership shall at all times maintain or cause to be maintained directors and officers’ liability insurance and indemnification policy covering the Partnership and its Subsidiaries and the General Partner which, in the good faith business judgment of the General Partner, is reasonable (x) for a company comparable in size to the Partnership and its Subsidiaries and (y) for substantially similar companies in the industry in which the Partnership and its Subsidiaries operate.

Section 16.11.   Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by each of the Partners so long as each counterpart shall be signed by one or more of the Partners and so long as the other Partners shall sign at least one counterpart which shall be delivered to the Partnership.

Section 16.12.   Other Covenants.

(a)           Each Partner acknowledges and agrees that, upon any Dissolution Event or any Approved Sale of all of the Interests in the Partnership in accordance with this Agreement, the receipt of proceeds by the Partners with respect to their Interests shall be in accordance with Article VII.

(b)           Each Partner entitled to vote on matters submitted to a vote of the Partners, as the case may be, agrees to vote the Interests owned by such Partner upon all matters arising under this Agreement submitted to a vote of the Partners, as the case may be, in a manner that will implement the terms of this Agreement.

Section 16.13.   VCOC; Condition to Funding.

(a)           In the event TDS Investor (Cayman) L.P. ceases to qualify as an “operating company” as defined in the first sentence of 29 C.F.R. Section 2510.3-101(c), then the General Partner and each Limited Partner shall, and the Partnership shall cooperate in good faith to take all reasonable action necessary to provide that the investment (or at least 51% of the investment, valued at cost) of each Limited Partner that qualifies as a “venture capital operating company” as defined in 29 C.F.R. Section 2510.3-101(d) shall continue to qualify as a “venture capital investment” within the meaning of 29 C.F.R. Section 2510.3-101(d).

(b)           Neither Blackstone Participation Partnership (Cayman) V L.P. nor Blackstone Capital Partners (Cayman) V-S L.P. will be required to fund any payment to the Partnership or any of their Subsidiaries until such time as TDS Investor (Cayman) L.P. qualifies as an “operating company” within the meaning of the first sentence of Section 2510.3-101(d)(1) of the U.S. Department of Labor regulations codified at 29 C.F.R. Section 2510.3-101.

Section 16.14.   Registration Rights.  The Partnership shall cause the IPO Corporation to grant registration rights to each Partner as described in the Registration Rights Agreement attached hereto as Exhibit D (the “Registration Rights Agreement”) with respect to securities of the IPO Corporation into which the securities of the Partnership converted in the IPO Conversion.

IN WITNESS WHEREOF, the parties have executed this Agreement as a Deed effective the day and year first above written.

TDS INVESTOR (CAYMAN) GP LTD., as General Partner

By:
Name:
Title:

Witnessed by:

Name:

LIMITED PARTNERS:

[ ]

By:
Name:
Title: Authorized Signatory

Witnessed by:

Name:

[ ]

By:
Name:
Title: Authorized Signatory

Witnessed by:

Name:

EXHIBIT A
DEFINED TERMS

“Addendum Agreement” shall have the meaning set forth in Section 3.3.

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partner Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, when used with respect to a specified Person, any Person which directly or indirectly Controls, is Controlled by or is under common control with such specified Person.

“Agreement” shall mean this Amended and Restated Agreement of Exempted Limited Partnership, as further amended and restated from time to time.

“Applicable Tax Percentage” means the highest effective marginal combined U.S. federal, state and local income tax rate for a fiscal year prescribed for an individual resident in New York, New York (taking into account (a) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation described in Section 68(a)(2) of the Code applies, (b) the nondeductiblity of other expenses subject to the limitation described in Section 67(a) of the Code applies and (c) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income). For the avoidance of doubt, the Applicable Tax Percentage will be the same for all Partners.

“Approved Class A-1 Sale” shall have the meaning set forth in Section 4.4(a).

“Approved Management Interest Sale” shall have the meaning set forth in Section 4.8(a).

“Blackstone” means Blackstone Family Investment Partnership (Cayman) V-A L.P.1, Blackstone Family Investment Partnership (Cayman) V L.P., Blackstone Participation Partnership (Cayman) V L.P., Blackstone Capital Partners (Cayman) V L.P., BCP (Cayman) V-S L.P., BCP V Co-Investors (Cayman) L.P.

“Blackstone Drag Interests” shall have the meaning set forth in Section 4.8(a).

“Blackstone Drag Partner” shall have the meaning set forth in Section 4.8(a).

“Blackstone Group” means Blackstone and its Permitted Transferees.

“Blackstone Partner” means any member of the Blackstone Group who holds Interests.

“Book Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Book Values of all such assets shall be adjusted to equal their respective fair market values (as reasonably determined by the General Partner) in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution to the Partnership, (b) the date of the distribution of more than a de minimis amount of Partnership property (other than a pro rata distribution) to a Partner or (c) the date of a grant of any additional interest to any new or existing Partner as consideration for the provision of services to or for the benefit of the Partnership; provided, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the General Partner in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Book Value of any asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its gross fair market value. The Book Value of any asset contributed by a Partner to the Partnership will be the gross fair market value of the asset as of the date of its contribution thereto. In the case of any asset that has a Book Value that differs from its adjusted tax basis, Book Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized by Law to close.

“Capital Account” means the account to be maintained by the Partnership for each Partner pursuant to Section 5.4.

“Capital Contribution” means with respect to any Partner, the amount of money and the initial Book Value of any property (other than money) (reduced by the amount of any liabilities which are secured by such property) contributed to the Partnership by the Partner, including any amounts paid, or property contributed, by such Partner pursuant to Article V. Any reference in this Agreement to the Capital Contribution of a Partner shall include a Capital Contribution of its predecessors in interest. The aggregate principal amount of the notes from the Partnership to each member of the TCV Group dated August 23, 2006 that were exchanged for Interests immediately after the Initial Closing Date shall be deemed a Capital Contribution by the members of the TCV Group hereunder.

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing.

“Cayman Islands Law” means all applicable laws of the Cayman Islands.

“Class A Interests” shall have the meaning set forth in Section 3.1(a).

“Class A Limited Partner” means a Partner who owns Class A Interests.

“Class A-1 Drag Interests” shall have the meaning set forth in Section 4.4(a).

“Class A-1 Drag Partner” shall have the meaning set forth in Section 4.4(a).

“Class A-1 Inclusion Notice” shall have the meaning set forth in Section 4.3(b).

“Class A-1 Inclusion Right” shall have the meaning set forth in Section 4.3(c).

“Class A-1 Interests” shall have the meaning set forth in Section 3.1(a).

“Class A-1 Limited Partner” means a Partner who owns Class A-1 Interests.

“Class A-1 Relevant Percentage” shall have the meaning set forth in Section 4.4(a).

“Class A-1 Selling Partner” shall have the meaning set forth in Section 4.3(a).

“Class A-1 Tag Offerees” shall have the meaning set forth in Section 4.3(a).

“Class A-2 Interests” shall have the meaning set forth in Section 3.1(a).

“Class A-2 Limited Partner” means a Partner who owns Class A-2 Interests.

“Change of Control” shall mean (i) the sale or disposition, in one or a series of transactions, of “all or substantially all of the assets” (as defined under New York law) of the Partnership and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Blackstone Group or (ii) any person or group, other than the Blackstone Group, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a larger percentage of the total voting power of the voting stock of the Partnership and its Subsidiaries (taken as a whole) than the Blackstone Group, including by way of merger, consolidation or otherwise and the Blackstone Group ceases to control the board of directors of the General Partner.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to Sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of, a Partner from the Partnership or its Representatives or through the ownership of an equity interest in the General Partner, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Partner or Representative, (ii) was or becomes available to such Partner on a nonconfidential basis prior to disclosure to the Partner by the Partnership, the General Partner or their respective Representatives or through its ownership of an equity interest in the General Partner, (iii) was or becomes available to the Partner from a source other than the Partnership, the General Partner or their respective Representatives or through such Partner’s ownership of an equity interest in the General Partner, provided that such source is not known by such Partner to be bound by a confidentiality agreement with the

Partnership or the General Partner, or (iv) is independently developed by such Partner without the use of any such information received under this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, memorandum of understanding, or legally binding commitment or undertaking of any nature.

“Control,” including the correlative terms “Controlling”, “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Creditable Foreign Tax” means a foreign tax paid or accrued for United States federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A foreign tax is a Creditable Foreign Tax for these purposes without regard to whether a Partner receiving an allocation of such foreign tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “creditable foreign tax” in Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi)(b), and shall be interpreted consistently therewith.

“Creditors’ Rights” means applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

“Disposition,” including the correlative terms “Dispose” or “Disposed,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, hedge or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of Interests (or any interest (pecuniary or otherwise) therein or right thereto), including without limitation derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Interests is transferred or shifted to another Person.

“Dissolution Event” shall have the meaning set forth in Section 14.1(a).

“OEP” means OEP TP, Ltd.

“OEP Group” means OEP and its Permitted Transferees.

“OEP Partner” means OEP or any member of the OEP Group who holds Interests.

“Family Group,” with respect to any natural person, means (i) the spouse, issue, parents, grandparents and grandchildren (in each case, whether natural or adopted) of such natural person and (ii) any trust established solely for the exclusive benefit of such natural person or any of the Persons referred to in the foregoing clause (i).

“General Partner” means TDS Investor (Cayman) GP Ltd., and any substitute or successor General Partner appointed in accordance with the terms of this Agreement.

“General Partner Interest” shall have the meaning specified in Section 3.1(a).

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Gross Negligence” has the meaning ascribed to such term under the laws of the State of New York in the United States.

“Indemnitee” shall have the meaning set forth in Section 9.4(b).

“Initial Closing Date” means August 23, 2006.

“Interest” means an interest in the Partnership, including the right of the holder thereof to any and all benefits to which a holder thereof may be entitled as provided in this Agreement together with the obligations of a holder thereof to comply with all of the terms and provisions of this Agreement. The term “Interest” shall include the Class A-1 Interests and the Class A-2 Interests.

“IPO Conversion” shall have the meaning set forth in Section 4.5(a).

“IPO Corporation” shall have the meaning set forth in Section 4.5(a).

“Lapse Date” means, in respect of any Management Limited Partner, the earlier to occur of (i) two years following a Qualified Public Offering of at least 25% of the common stock of the IPO Corporation and/or the outstanding Interests (provided that if a Management Limited Partner’s Services to the Partnership and its Subsidiaries terminate as a result of death or Disability and a Qualified Public Offering shall have occurred, the “Lapse Date” with respect to such Management Limited Partner shall be deemed to occur immediately following the later of (x) such death or Disability or (y) 181 days following the Qualified Public Offering), (ii) the occurrence of a Change of Control and (iii) seven years following (A) the date on which such Management Limited Partner became a Management Limited Partner or (B) in the case of the Initial Management Limited Partners only, the Initial Closing Date.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the Partnership Act.

“Liabilities” means any liability, obligation, claim, expense or damage, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

“Limited Partners” means the Class A-1 Limited Partners and the Class A-2 Limited Partners.

“Management Inclusion Notice” shall have the meaning set forth in Section 4.7(b).

“Management Inclusion Right” shall have the meaning set forth in Section 4.7(c).

“Management Interests” shall have the meaning set forth in Section 3.1(a).

“Management Limited Partner” means a Partner who owns Management Interests.

“Management Relevant Percentage” shall have the meaning set forth in Section 4.8(a).

“Management Tag Offerees” shall have the meaning set forth in Section 4.7(a).

“Net Taxable Income” has the meaning set forth in Section 7.2(a).

“New Rules” shall have the meaning set forth in Section 16.5.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partner Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Offer” shall have the meaning set forth in Section 4.9(b).

“Offered Interests” shall have the meaning set forth in Section 4.9(b).

“Offering Notice” shall have the meaning set forth in Section 4.9(b).

“Offeror” shall have the meaning set forth in Section 4.9(b).

“Partner” shall mean the General Partner or any of the Limited Partners and “Partners” means the General Partner and all of the Limited Partners.

“Partnership” means the exempted limited partnership governed hereby, as such limited partnership may from time to time be constituted.

“Partnership Act” shall mean the Exempted Limited Partnership Law, (2003 Revision) of the Cayman Islands, as amended from time to time.

“Partner Minimum Gain” has the meaning ascribed in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partner Minimum Gain that would result if such Partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Percentage Interest” means, with respect to each Partner (or group of Partners) and a specified class of Interests, the fraction (expressed as a percentage), the numerator of which is the number of Interests of such class owned by such Partner and the denominator of which is the sum of the total number of Interests of such class owned by all Partners (or the relevant Partners if the calculation is made with respect to a specified group of Partners).

“Permitted Transferee” with respect to (a) a transferor Partner (other than a Management Limited Partner) shall mean such Partner’s Affiliated entities; provided that for the avoidance of doubt the parties agree that TCV VI, L.P. is a Permitted Transferee of TCV, and (b) in the case of a transferor Partner that is a natural person, (i) any individual who received a Partner’s Interests pursuant to applicable Laws of descent and distribution or any member of such Partner’s Family Group and (ii) any trust the beneficiaries of which, or any corporation, limited liability company or partnership the stockholders, members or general or limited partners of which, include only members of such Partner’s Family Group (or entities of which the stockholders, members or general or limited partners of which, include only members of such Partner’s Family Group).

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Personal Representative” means the executor, administrator, guardian, or other personal representative of any natural person who has become deceased or subject to disability, or any successor or assignee thereof whether by operation of law or otherwise.

“Profits” and “Losses” means, for each taxable year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 8.2 (Special Allocations) shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (d) upon an adjustment to the Book Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Book Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Qualified Public Offering” means any firm commitment underwritten offering of common stock to the public pursuant to an effective registration statement under the Securities Act (i) for which aggregate cash proceeds to be received by the IPO Corporation from such offering (without deducting underwriting discounts, expenses and commissions) are at least $200,000,000 or for which aggregate cash proceeds to be received by either the Blackstone Group, the TCV Group or the OEP Group from such offering (without deducting underwriting discounts, expenses and commissions) are at least $50,000,000, and (ii) pursuant to which such shares of common stock are authorized and approved for listing on the New York Stock Exchange or admitted to trading and quoted in the Nasdaq National Market system.

“Register of Partners” means the Register of Partnership Interests of the Partnership in the form set forth as Schedule A.

“Registration Rights Agreement” shall have the meaning set forth in Section 16.14.

“Representatives” shall have the meaning set forth in Section 3.4(b).

“Restricted Equity Units” shall mean unfunded, unsecured contractual rights to acquire in the Partnership a specified number of Class A-2 Interests with a hypothetical Capital Contribution per Interest equal to the Capital Contribution per Interest applicable to Class A-2 Interests issued on the date hereof, which rights may be granted from time to time, pursuant to Management Equity Award Agreements, by the Partnership in exchange for Services performed for the Partnership and its Subsidiaries.

“ROFR Period” shall have the meaning set forth in Section 4.9(a).

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Services” means the employment with the Partnership or its Subsidiaries of a Management Limited Partner (or the individual that Controls such Management Limited Partner if the Management Limited Partner is not a natural person).

“Shareholders’ Agreement” means the Shareholders’ Agreement of TDS Investor (Cayman) GP Ltd., between the General Partner and the shareholders party thereto, dated as of the date hereof, as the same may be amended or modified from time to time.

“Special Allocations” means the allocations pursuant to Section 8.2 of this Agreement.

“Sponsor Group” means each of the Blackstone Group, the TCV Group and the OEP Group.

“Subsidiary” means (i) any corporation or other entity a majority of the Capital Stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Partnership or any direct or indirect Subsidiary of the Partnership or (ii) a partnership in which the Partnership or any direct or indirect Subsidiary is a general partner.

“Tax” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

“Tax Advances” has the meaning set forth in Section 11.3.

“Tax Amount” has the meaning set forth in Section 7.2.

“Tax Distributions” shall have the meaning set forth in Section 7.2.

“Tax Matters Partner” shall have the meaning assigned to the term “tax matters partner” in Code Section 6231(a)(7) and the meaning set forth in Section 11.1.

“TCV” means TCV VI (Cayman), L.P. and TCV Member Fund (Cayman), L.P.

“TCV Group” means TCV and its Permitted Transferees.

“TCV Partner” means TCV or any member of the TCV Group who holds Interests.

“Transferring Management Limited Partner” shall have the meaning set forth in Section 4.9(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“25% Selling Partner” shall have the meaning set forth in Section 4.7(a).

“Unvested Interest” means any Management Interests that have not vested as of the date of determination pursuant to the terms of the Management Equity Award Agreement between the Management Limited Partner and the Partnership.

“Vested Interest” means any Management Interests that have vested as of the date of determination pursuant to the terms of the Management Equity Award Agreement between the Management Limited Partner and the Partnership.

EXHIBIT B

FORM OF SPOUSAL AGREEMENT

The spouse of the Partner executing the foregoing Amended and Restated Agreement of Exempted Limited Partnership (or the counterpart signature above) is aware of, understands, and consents to the provisions of the foregoing Agreement (and related Transaction Documents) and its binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and agrees that the termination of his or her marital relationship with such Partner for any reason shall not have the effect of removing any Interests subject to the foregoing Agreement from the coverage thereof and that his or her awareness, understanding, consent, and agreement is evidenced by his or her signature below.

[Spouse’s Name]

B-1

EXHIBIT C

FORM OF ADDENDUM AGREEMENT

This Addendum Agreement is made this        day of                           , 200    , by and between                                            (the “Transferee”) and TDS Investor (Cayman) L.P., a Cayman Islands exempted limited partnership (the “Company”), pursuant to the terms of that certain Agreement of Exempted Limited Partnership of the Company dated as of October 13, 2006, including all exhibits and schedules thereto (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Partnership and the Partners entered into the Agreement (and their respective spouses, to the extent applicable, have consented to the provisions of the Agreement) to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Partnership, the Partners and its and their Interests;

WHEREAS, the Transferee is acquiring Interests issued by the Partnership or pursuant to a Disposition, in either case in accordance with the Agreement; and

WHEREAS, the Partnership and the Partners have required in the Agreement that all Persons to whom Interests of the Partnership are transferred and all other Persons acquiring Interests must enter into an Addendum Agreement binding the Transferee and the Transferee’s spouse to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on the Transferee, the Transferee’s spouse and the Interests to be acquired by the Transferee as are imposed upon the Partners under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Transferee of the Interests, the Transferee acknowledges and agrees as follows:

1.             The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring the Interests in accordance with and subject to the terms and conditions of the Agreement.

2.             The Transferee represents and warrants, as of the date hereof, to the Company and the Partners as follows:

(a)           the Transferee has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and, if such Transferee is not executing this Agreement in its individual capacity, the execution, delivery, and performance by such Transferee of this Agreement have been duly authorized by all necessary action;

(b)           this Agreement has been duly and validly executed and delivered by such Transferee and constitutes the binding obligation of such Transferee enforceable against such Person in accordance with its terms, subject to Creditors’ Rights;

(c)           the execution, delivery, and performance by such Transferee of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Person is subject, (ii) violate any order, judgment, or decree applicable to such Person, or (iii) conflict with, or result in a breach or default under, any agreement or other instrument to which such Person is a party or, if such Transferee is not executing this Agreement in its individual capacity, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Person’s ability to satisfy its obligations hereunder;

(d)           no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Transferee to perform its obligations hereunder or, if such Transferee is not executing this Agreement in its individual capacity, to authorize the execution, delivery and performance by such Transferee of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Transferee’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Transferee is a party;

(e)           such Transferee is acquiring the Interests for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act; such Transferee acknowledges that the Interests have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act; and such Transferee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Interests and is capable of bearing the economic risks of the transactions contemplated by this Agreement; and

(f)            such Transferee does not have any liability or obligation to pay an fees or commissions to any broker, finder, or agent with respect to the execution, delivery or performance of this Agreement by such Transferee.

3.             The Transferee agrees that the Interests acquired or to be acquired by the Transferee are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound, by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement or an initial Partner, as the case may be; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee or the Transferee’s spouse as a Partner unless and until the General Partner executes this Agreement confirming the due admission of the Transferee. This Addendum Agreement shall be attached to and become a part of the Agreement.

4.             For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Transferee, the Transferor hereby transfers and assigns absolutely to the Transferee [all of its Interests in the Partnership][such portion of its Interests in the Partnership as are specified below], including, for the avoidance of doubt, all rights, title and interest in and to such Interests, with effect from the date hereof.

5.             The Transferee hereby agrees to accept the Interests of the Transferor and hereby agrees and consents to become a Partner.

6.             It is hereby confirmed by the Transferor that the Transferor has complied in all respects with the provisions of the Partnership Agreement with respect to the transfer of the Interests. The number of Interests in the Partnership currently held by the Transferor, and to be transferred and assigned pursuant to this Transfer Form, are as follows:

Name of Class or Series of Interests	Number of Interests

[ ]	[ ]

7.             Any notice required as permitted by the Agreement shall be given to Transferee at the address listed beneath the Transferee’s signature below.

8.             The Transferee [shall] [shall not] be a member of the Blackstone Group for purposes of the Agreement.

9.             The spouse of the Transferee, if applicable, joins in the execution of this Addendum Agreement to acknowledge its fairness and that it is in such spouse’s best interests, and to bind such spouse’s community interest, if any, in the Interests to the terms of the Agreement.

10.           This Addendum Agreement shall be governed by and construed in accordance with Cayman Islands law.

Transferee	Transferee’s Spouse

Address:

Transferor:	AGREED TO on behalf of the Partnership:

[GENERAL PARTNER]

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

[Distributed Separately]